The information in this Supplement and the SEC Base Prospectus is not complete and may be changed. This Supplement and the SEC Base Prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration Number 333-157296

SUBJECT TO COMPLETION, DATED APRIL 26, 2010

PROSPECTUS SUPPLEMENT TO SEC BASE PROSPECTUS DATED
FEBRUARY 17, 2009

$•

Japan Finance Corporation

(Incorporated under the Japan Finance Corporation Law)

• % Guaranteed Bonds Due •

Unconditionally and Irrevocably Guaranteed

as to Payment of Principal and Interest by

Japan

We will pay interest on the bonds semi-annually in arrears in equal payments on • and • of each year, commencing •, 2011. The first interest payment will be for interest accrued from and including • to, but excluding, •, and will amount to $• per $100,000 principal amount of the bonds. The bonds will mature on •. We may redeem all, but not less than all, of the bonds in the event of certain tax law changes. The redemption terms are described in this prospectus supplement dated •, 2010 (this “Supplement”) under “Description of the Bonds and Guarantee—Redemption”. The bonds will be issued only in registered form in denominations of $100,000 and integral multiples thereof. See “Description of the Bonds and Guarantee”.

As provided under the heading “UKLA Approved Prospectus” on page S-4 of this Supplement, subject to approval by the Financial Services Authority in the United Kingdom, which we refer to as the “UK Listing Authority”, certain parts (but not all) of this Supplement and the accompanying prospectus dated February 17, 2009 starting after page S-38 (the “SEC Base Prospectus”), as well as certain (but not all) of the documents incorporated by reference into this Supplement or the SEC Base Prospectus, constitute a “prospectus” for the purposes of Article 5.3 of the Directive 2003/71/EC (the “Prospectus Directive”). The parts of this Supplement and the SEC Base Prospectus and those documents incorporated by reference into this Supplement that together constitute a “prospectus” for purposes of the Prospectus Directive are referred to herein as the “UKLA Approved Prospectus” and are identified on page S-4 of this Supplement under the heading “UKLA Approved Prospectus”.

We have applied to the UK Listing Authority, in its capacity as competent authority under the Financial Services and Markets Act 2000, as amended (“FSMA”), for the bonds to be listed on its Official List and to the London Stock Exchange plc (the “London Stock Exchange”) for the bonds to be admitted to trading on its Regulated Market. References in this Supplement to our bonds being “listed” (and all related references) shall mean that the bonds have been admitted to trading on the London Stock Exchange’s Regulated Market and have been admitted to the Official List of the UK Listing Authority. The London Stock Exchange’s Regulated Market is a regulated market for the purposes of Directive 2004/39/EC of the European Parliament and of the Council (the “Markets in Financial Instruments Directive”).

This Supplement is an advertisement and is not a prospectus for the purposes of Directive (the Prospectus Directive) and/or Part VI of the Financial Services and Markets Act 2000 (as amended). A final form prospectus will be prepared and made available to the public in accordance with the Prospectus Directive. Investors should not subscribe for any securities referred to in this Supplement except on the basis of information contained in the final form prospectus. The final form prospectus, when published, will be available on the website of the London Stock Exchange.

Neither the United States Securities and Exchange Commission (the “Commission”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Supplement or the SEC Base Prospectus. Any representation to the contrary is a criminal offense.

Prospective investors should consider carefully the factors described under the section headed “Risk Factors ” in this Supplement.

	Per Bond	Total
Price to Public(1)	•%	$	•
Underwriting Discount	•%	$	•
Proceeds, before expenses, to JFC(1)(2)	•%	$	•

(1)	Plus accrued interest, if any, from •, 2010, if settlement occurs after that date.
(2)	See “Underwriting”.

The underwriters are offering the bonds subject to various conditions. The underwriters expect to deliver the bonds through the book-entry facilities of The Depository Trust Company (“DTC”), Euroclear Bank S.A./N.V. (“Euroclear”), and Clearstream Banking, Luxembourg, société anonyme (“Clearstream, Luxembourg”), against payment on or about •, 2010.

Barclays Capital	BNP PARIBAS	Citi

Prospectus Supplement dated •, 2010.

Supplement

SEC Base Prospectus

The bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan and the bonds are subject to the Act on Special Measures Concerning Taxation of Japan. The bonds may not be offered or sold in Japan or to, or for the benefit of, residents of Japan or Japanese corporations, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act of Japan and any other applicable laws, regulations and ministerial guidelines of Japan (see “Underwriting” below). Interest payments on the bonds will generally be subject to Japanese withholding tax unless the holder establishes that bonds are held by or for the account of a holder that is (i) for Japanese tax purposes, not an individual resident of Japan, a Japanese corporation, or an individual non-resident of Japan or a non-Japanese corporation that is a party having a special relationship with JFC as described in Article 6, Paragraph 4 of the Act on Special Measures Concerning Taxation of Japan, or (ii) a designated Japanese financial institution described in Article 6, Paragraph 9 of the Act on Special Measures Concerning Taxation of Japan which complies with the requirement for tax exemption under that paragraph.

You should rely only on the information contained or incorporated by reference in this Supplement and the SEC Base Prospectus and, for the purposes of the UKLA Approved Prospectus, the documents incorporated by reference therein. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in the UKLA Approved Prospectus or otherwise in this Supplement or the SEC Base Prospectus is accurate as of any date other than the date on the front page of this Supplement or, with respect to information incorporated by reference, as of the date of such information.

In this Supplement, “we”, “our”, “us” and “JFC” refer to Japan Finance Corporation.

The spot buying rate for U.S. dollars quoted on the Tokyo foreign exchange market on •, 2010, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was ¥• = $1.00, and the noon buying rate on •, 2010 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was $1.00 = ¥•.

References in this Supplement to Japanese fiscal years (“JFYs”) are to 12-month periods commencing in each case on April 1 of the year indicated and ending on March 31 of the following year. References to years not specified as being JFYs are to calendar years. References to “ ¥”or “yen” are to Japanese yen and references to “$” are to U.S. dollars.

IN THE UNITED KINGDOM, THIS SUPPLEMENT AND THE SEC BASE PROSPECTUS ARE FOR DISTRIBUTION ONLY TO PERSONS WHO (I) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS WHICH FALL WITHIN ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005, AS AMENDED (THE “ORDER”) OR (II) ARE PERSONS WHICH FALL WITHIN ARTICLE 49(2)(A)-(D) OF THE ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “RELEVANT PERSONS”). IN THE UNITED KINGDOM THIS SUPPLEMENT AND THE SEC BASE PROSPECTUS AND ANY OF THEIR CONTENTS IS DIRECTED ONLY AT RELEVANT PERSONS AND MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. IN THE UNITED KINGDOM, ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS SUPPLEMENT AND THE SEC BASE PROSPECTUS RELATE IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

IN CONNECTION WITH THE ISSUE OF THE BONDS, BARCLAYS BANK PLC (THE “STABILIZING MANAGER”) (OR ANY PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) MAY OVER-ALLOT BONDS OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE BONDS AT A LEVEL HIGHER THAN THAT WHICH

MIGHT OTHERWISE PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE BONDS IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE BONDS AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE BONDS. ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE RELEVANT STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

On October 1, 2008, JFC succeeded to the assets, and assumed the obligations, in each case other than those of the Overseas Economic Cooperation Operations and certain minor assets to which the Japanese government succeeded, of Japan Bank for International Cooperation (the “Predecessor”), and also succeeded to the assets of, and assumed the obligations, in each case other than certain minor assets to which the Japanese government succeeded, of three other Japanese government financing corporations, namely the National Life Finance Corporation, the Japan Finance Corporation for Small and Medium Enterprise and the Agriculture, Forestry and Fisheries Finance Corporation (collectively, the “Other Predecessors”) pursuant to the Japan Finance Corporation Law (Law No. 57 of 2007, as amended) (the “JFC Law”), except as further described in the SEC Base Prospectus. JFC has established a separate international arm that is to solely and exclusively conduct the international financial operations of JFC (the “JBIC Operations”) and the international arm of JFC continues to be operating under the name of “Japan Bank for International Cooperation” or “JBIC” pursuant to the JFC Law.

UKLA Approved Prospectus

Subject to approval by the UK Listing Authority, this Supplement and the SEC Base Prospectus starting after page S-38 including the following documents incorporated by reference:

•	the Annual Report on Form 18-K of Japan for the year ended March 31, 2009 (the “Japan 18-K 2009”); and

•	the Annual Report on Form 18-K of Japan for the year ended March 31, 2008 (the “Japan 18-K 2008”),

but excluding the following:

•	the section “Where You Can Find More Information” in the SEC Base Prospectus;

•	Amendments Nos. 1 and 3 to JFC’s Annual Report on Form 18-K for the year ended March 31, 2009 which are otherwise incorporated into this Supplement or the SEC Base Prospectus;

•	the Annual Report on Form 18-K of the Predecessor for the year ended March 31, 2008 which is otherwise incorporated into this Supplement or the SEC Base Prospectus; and

•	all references in this Supplement to documents which are being incorporated by reference into the SEC Base Prospectus,

together comprise a “prospectus” for the purposes of Article 5.3 of the Prospectus Directive (the “UKLA Approved Prospectus”) and for the purpose of giving information with regard to us, Japan and our bonds which, according to the particular nature of us, Japan and our bonds, is necessary to enable investors to make an informed assessment of our and Japan’s assets and liabilities, financial position, profit and losses and prospects, and of the rights attaching to our bonds and the guarantee.

The only documents incorporated by reference into the UKLA Approved Prospectus are the Japan 18-K 2009 and the Japan 18-K 2008.

Responsibility for Statements

We accept responsibility for the information contained in the UKLA Approved Prospectus. To the best of our knowledge and belief (after taking care to ensure that such is the case) the information contained in the UKLA Approved Prospectus is in accordance with the facts and contains no omission likely to affect its import.

Japan accepts responsibility for the information contained in the UKLA Approved Prospectus relating to Japan and the guarantee. To the best of Japan’s knowledge and belief (after taking care to ensure that such is the case) the information contained in the UKLA Approved Prospectus relating to Japan and the guarantee is in accordance with the facts and contains no omission likely to affect its import.

FOREIGN EXCHANGE CONSIDERATIONS

For an investor that is not resident in the United States or does not conduct business or activities in the United States, an investment in the bonds, which are denominated in, and all payments in respect of which are to be made in, U.S. dollars entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency (i.e., the currency of the country in which the investor is resident or the currency in which the investor conducts its business or activities). These include the possibility of:

•	significant changes in rates of exchange between the home currency and the U.S. dollar; and

•	the imposition or modification of foreign exchange controls with respect to the U.S. dollar.

We have no control over a number of factors affecting this type of bond, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, rates of exchange for certain currencies, including the U.S. dollar, have been volatile and this volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the bonds. Depreciations of the U.S. dollar against the investor’s home currency could result in a decrease in the investor’s effective yield of the bonds below the coupon rate, and in certain circumstances, could result in a loss to such purchaser on a home currency basis.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the bonds.

INCORPORATION BY REFERENCE

Amendment No. 1 to JFC’s Annual Report on Form 18-K (containing (i) JFC’s audited financial statements for the six months ended March 31, 2009 and (ii) the Predecessor’s unaudited financial statements for the six months ended September 30, 2008) for the year ended March 31, 2009 (the “2009 JFC 18-K/A No. 1”), the Predecessor’s Annual Report on Form 18-K (containing the Predecessor’s audited financial statements) for the year ended March 31, 2008 (the “2008 Predecessor 18-K”) and Japan’s Annual Report on Form 18-K for the years ended March 31, 2008 and 2009, each of which has been previously published and each of which has been filed with the United States Securities and Exchange Commission and the Financial Services Authority in the United Kingdom, and Amendment No. 3 to JFC’s Annual Report (containing information on certain recent developments in relation to JFC) for the year ended March 31, 2009 (the “2009 JFC 18-K/A No. 3”), which has also been filed with the United States Securities and Exchange Commission, are hereby incorporated by reference and form part of this Supplement (except with respect to the UKLA Approved Prospectus (as described in the paragraph immediately below)).

The only documents incorporated by reference into the UKLA Approved Prospectus are Japan’s Annual Report on Form 18-K for the year ended March 31, 2008 and 2009. Each of the 2009 JFC 18-K/A No. 1, the 2009 JFC 18-K/A No. 3 and the 2008 Predecessor 18-K as well as any reference in this Supplement to documents incorporated by reference into the SEC Base Prospectus are excluded for the purposes of the UKLA Approved Prospectus.

Any statement contained in a document which is incorporated by reference in the UKLA Approved Prospectus or otherwise in this Supplement or the SEC Base Prospectus shall be deemed to be modified or superseded for the purpose of the UKLA Approved Prospectus or this Supplement to the extent that a statement contained herein or another document incorporated by reference herein modifies or supersedes such earlier statement (whether expressly, by implication or otherwise). Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the UKLA Approved Prospectus or this Supplement. Copies of the documents incorporated by reference in the UKLA Approved Prospectus or otherwise in this Supplement or the SEC Base Prospectus are available free of charge at the office of the fiscal agent in London.

For the purposes of the UKLA Approved Prospectus, the information incorporated by reference from Japan’s Annual Report on Form 18-K for the year ended March 31, 2009 includes the following items in relation to Japan (the page numbers below are those of Exhibit 1 to such Annual Report):

Items	Japan’s Annual Report in respect of the year ended March 31, 2009 on Form 18-K - Exhibit 1 (Description of Japan)
Geographical location and legal form	“General—Area and Population”, “General—Government” and “General—Political Parties” on pages 4-5

Description of the economy	“The Economy” on pages 6-11

Description of the political system and government	“General—Government” and “General—Political Parties” on pages 4-5

Tax and budgetary systems	“Government Finance” on pages 18-24

Gross public debt and debt record	“Debt Record”, “Japan Public Debt”, “Internal Debt” and “External Debt” on pages 25-29

Foreign trade and balance of payments	“Foreign Trade and Balance of Payments—Foreign Trade” and “Foreign Trade and Balance of Payments—Balance of Payments” on pages 12-15

Foreign exchange reserves	“Foreign Trade and Balance of Payments—Official Foreign Exchange Reserves” on page 16

Financial position and resources	“Government Finance” on pages 18-23

Income and expenditure figures	“Government Finance” on pages 18-23

For the purposes of the UKLA Approved Prospectus, the information incorporated by reference from Japan’s Annual Report on Form 18-K for the year ended March 31, 2008 includes the following items in relation to Japan (the page numbers below are those of Exhibit 1 to such Annual Report):

Items	Japan’s Annual Report in respect of the year ended March 31, 2008 on Form 18-K - Exhibit 1 (Description of Japan)
Geographical location and legal form	“General—Area and Population”, “General—Government” and “General—Political Parties” on pages 3-4

Description of the economy	“The Economy” on pages 5-11

Description of the political system and government	“General—Government” and “General—Political Parties” on pages 3-4

Tax and budgetary systems	“Government Finance” on pages 18-23

Gross public debt and debt record	“Debt Record”, “Japan Public Debt”, “Internal Debt” and “External Debt” on pages 24-28

Foreign trade and balance of payments	“Foreign Trade and Balance of Payments—Foreign Trade” and “Foreign Trade and Balance of Payments—Balance of Payments” on pages 12-15

Foreign exchange reserves	“Foreign Trade and Balance of Payments—Official Foreign Exchange Reserves” on page 16

Financial position and resources	“Government Finance” on pages 18-22

Income and expenditure figures	“Government Finance” on pages 18-22

INTRODUCTION

The following is an abstract of certain information contained elsewhere in this Supplement or the SEC Base Prospectus or incorporated by reference herein. More detailed information is contained elsewhere in this Supplement or the SEC Base Prospectus or incorporated by reference herein. You should read carefully this entire Supplement, the SEC Base Prospectus and the other documents we refer to for a complete understanding of this offering.

Issuer	Japan Finance Corporation.

Securities Offered	$• principal amount of •% Guaranteed Bonds Due •.

Guarantee	Payments of principal of and interest on the bonds are unconditionally and irrevocably guaranteed by Japan.

Maturity Date	•.

Interest Payment Dates	Semi-annually on • and • of each year, commencing •, 2011. The first interest payment will be for interest accrued from and including • to, but excluding, •, and will amount to $• per $100,000 principal amount of the bonds.

Interest Rate	•% per year. We will pay interest on the bonds semi-annually in arrears in equal payments. Whenever it is necessary to compute any amount of interest in respect of the bonds other than with respect to regular semi-annual payments, that interest will be calculated on the basis of a 360-day year of twelve 30-day months.

Ranking	The bonds will be our direct, unsecured debt securities obligations and rank pari passu and be payable without any preference among themselves and at least equally with all of our other unsecured debt securities obligations from time to time outstanding, which rank senior to our unsecured general obligations not represented by debt securities, provided, however, that certain obligations in respect of national and local taxes and certain preferential rights granted by, among others, the Japanese Civil Code to certain specified types of creditors, such as preferential rights of employees to wages, will have preference.

Additional Amounts	In the event that certain taxes, as described under “Description of the Bonds and Guarantee”, are payable on the bonds, we will, subject to certain exceptions, pay such additional amounts on the bonds as will result, after deduction or withholding of such taxes, in the payment of the amounts that would have been payable on the bonds if no such deduction or withholding had been required. For further detail on the payment of these additional amounts, see “Description of the Bonds and Guarantee—Additional Amounts”.

Redemption	We may redeem all, but not less than all, of the bonds in the event of certain changes relating to Japanese taxation at 100% of the principal amount thereof plus accrued interest thereon and any additional amounts we are required to pay, as described under “Description of the Bonds and Guarantee—Redemption”.

Markets	We are offering the bonds for sale only in those jurisdictions other than Japan (subject to certain exceptions) where it is legal to make such offers. See “Underwriting” for a description of applicable selling restrictions.

Listing	We have applied to the UK Listing Authority for the bonds to be listed on its Official List and to the London Stock Exchange for the bonds to be admitted to trading on its Regulated Market.

Form and Settlement	All bonds will be in registered form, without interest coupons attached. Bonds held outside the United States, referred to as the international bonds, will be represented by beneficial interests in the international global bond, which will be registered in the name of the nominee of the common depositary for, and in respect of interests held through, Euroclear and Clearstream, Luxembourg. Bonds held within the United States, referred to as the DTC bonds, will be represented by beneficial interests in one or more DTC bonds, which will be registered in the name of Cede & Co., as the nominee of DTC. Except as described in this Supplement, beneficial interests in the global bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear and Clearstream, Luxembourg, and owners of beneficial interests in the global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive bonds in definitive form and will not be considered holders of bonds under the fiscal agency agreement relating to the bonds. The bonds will be sold only in denominations of $100,000 and integral multiples thereof. For further information on book-entry procedures, see “Description of the Bonds and Guarantee—Form, Denominations and Registration”.

Investors electing to hold their bonds through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

Investors electing to hold their bonds through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Bonds will be credited to the securities custody accounts of Euroclear holders and of Clearstream, Luxembourg holders against payment in same-day funds on the settlement date. For information on secondary market trading, see “Global Clearance and Settlement—Secondary Market Trading”.

Fiscal Agent, Principal Paying Agent and Transfer Agent	The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, also acting through Union Bank, N.A.

Common Code	• (DTC global bond); 050584542 (international global bond)
CUSIP	471065 AD4
ISIN	US471065AD42 (DTC global bond); XS0505845429 (international global bond)

RISK FACTORS

We believe that the following factors may affect our ability to fulfil our obligations under our bonds. All of these factors are contingencies which may or may not occur and we are not in a position to express a view on the likelihood of any such contingency occurring.

Factors which we believe may be material for the purpose of assessing the market risks associated with our bonds are also described below.

We believe that the factors described below represent the principal risks inherent in investing in our bonds, but we do not represent that the statements below regarding the risks of holding any bonds are exhaustive. Prospective investors should also read the detailed information set out elsewhere in this Supplement and the SEC Base Prospectus (including any documents incorporated by reference herein) or, for the purposes of the UKLA Approved Prospectus, the detailed information set out elsewhere in the UKLA Approved Prospectus (including any documents incorporated therein), and reach their own views prior to making any investment decision.

Risks Relating to Us

Risks relating to policies of the Japanese government

The JFC Law requires the Japanese government, at all times, to hold the total number of outstanding shares of JFC. JFC’s operations, including appointment of directors, business plans and issuance of new debt securities, are subject to the supervision of the Japanese government. JFC’s business operations are conducted in accordance with the Japanese government’s economic and other policies, including the provision of financial support in areas in which it is difficult for private financial institutions to provide on a commercial basis. Accordingly, JFC’s business operations, results of operations and financial condition have been, and will continue to be, influenced by the Japanese government’s economic and other policies.

In particular:

•

As part of the integration of the Predecessor and the Other Predecessors into JFC, the JFC Law provides that the debt securities that were issued by the Predecessor and the Other Predecessors are deemed as if they had been issued by JFC (with those bonds that were issued by the Predecessor being the joint obligations of JFC and the Japan International Cooperation Agency). Also, the Okinawa Development Finance Corporation is scheduled to be integrated within JFC in or after the fiscal year ending March 31, 2013.

•

In light of the global financial crisis and economic recessions, the Japanese government has undertaken economic stimulus measures, and JFC has been performing its policy finance role in connection with such measures. Under such circumstance, the aggregate loan amounts and insurance claims undertaken by JFC have increased. Depending on future policy actions undertaken by the Japanese government, JFC may accept increased capital contributions or loans provided by the Japanese government and also obtain financing by, among others, issuing government-guaranteed bonds, and these may have material effects on JFC’s financial condition.

•

JFC is subject to governmental regulation pursuant to the JFC Law in addition to the Company Law of Japan (Law No. 86 of 2005, as amended). In the future, if these laws are amended in a material way, the operations and other aspects of JFC may be materially affected.

Risks Relating to the Market Risk of Bonds Generally

Our bonds may not be a suitable investment for all investors

Each potential investor in our bonds must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

(i)	have sufficient knowledge and experience to make a meaningful evaluation of our bonds, the merits and risks of investing in our bonds and the information contained in, or incorporated by reference to, this Supplement and the SEC Base Prospectus or, for the purposes of the UKLA Approved Prospectus, the information contained therein or incorporated by reference therein;

(ii)	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in our bonds and the impact our bonds will have on its overall investment portfolio;

(iii)	have sufficient financial resources and liquidity to bear all of the risks of an investment in our bonds, including where the currency for principal or interest payments is different from the potential investor’s home currency;

(iv)	understand thoroughly the terms of our bonds and be familiar with the behavior of any relevant and financial markets; and

(v)	be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

Exchange rate risk

Prospective investors in our bonds should be aware that an investment in our bonds may involve exchange rate risks. Our bonds may be denominated in a currency other than the currency of the investor’s home jurisdiction and/or in a currency other than the currency in which an investor wishes to receive funds. Exchange rates between currencies are determined by factors of supply and demand in the international currency markets which are influenced by macro economic factors, speculation and central bank and government intervention (including the imposition of currency controls and restrictions). Fluctuations in exchange rates may affect the value of our bonds. Accordingly, only investors who understand and are able to bear the risks associated with movements in foreign exchange rates and how such movements may affect our bonds should consider purchasing our bonds.

The secondary market generally

Our bonds may have no established trading market when issued, and one may never develop. If a market does develop, it may not be sufficiently liquid. Therefore, investors may not be able to sell their bonds easily or at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Illiquidity may have a severely adverse effect on the market value of bonds.

Risks Relating to the Bonds

Limited liquidity

The fact that our bonds may be listed does not necessarily assure liquidity. No assurance can be given that there will be a market for our bonds. If our bonds are not traded on any stock exchange, pricing information for such bonds may be more difficult to obtain, and the liquidity and market prices of such bonds may be adversely affected. The liquidity of our bonds may also be affected by restrictions on offers and sales of our bonds in some jurisdictions. The underwriters may from time to time make a market in the bonds but are under no obligation to do so and, if a market does develop, it may not continue until the maturity of all our bonds.

Bonds subject to optional redemption by us

Redemption of our bonds in circumstances of changes in applicable laws or treaties may limit their market value. During any period when we may elect to redeem our bonds, the market value of our bonds generally will not rise substantially above the price at which they can be redeemed.

RECENT DEVELOPMENTS

JFC

Financial Operations for Facilitating Realignment of U.S. Forces Japan

The U.S. Forces, Japan Realignment Special Measures Law was passed in May 2007 as a special legislation related to the (then) Japan Bank for International Cooperation Law, authorizing JBIC to provide financial services for facilitating the realignment of U.S. Forces Japan as exceptional measures.

Following the passing of the FY2010 budget bill on March 24, 2010, JBIC recently established the Finance Department for Facilitating Realignment of U.S. Forces Japan, and set up a separate account for the financial services by such Department, segregating it from JFC’s other accounts.

The financial services are equity investments, loans and other operations necessary for projects (such as the public-private partnerships of family housing and infrastructure projects associated with the relocation of U.S. marine force personnel and their dependents to Guam) to facilitate the realignment of U.S. Forces Japan, but there is no equity and loan provision for FY2010.

Additional Mission

A new mission of promoting overseas projects for conserving the global environment, such as mitigating global warming, was added to the missions of JBIC. Pursuant to this new mission, JBIC is able to support environmental projects through credit, guarantee and capital investments even if such projects do not directly aim to maintain or improve the international competitiveness of Japanese industries. The projects to be supported pursuant to this new mission will include the development of photovoltaic generation facilities and highly-energy efficient power plants drawing on advanced environmental technologies, as well as the installation of energy-saving equipment.

Capital Increase

JFC issued new shares of its common stock by allotment to JFC’s sole shareholder, in the aggregate amounts of ¥26,000 million as of March 23, 2010 and ¥1,132,392 million as of March 24, 2010. An additional capital increase is scheduled in June 2010.

Japan

Introductory Note

The following tables and information update the tables and information relating to Japan in its Annual Report on Form 18-K for the year ended March 31, 2009. The following section has been updated to reflect current information and has not been revised in its entirety. In the following section, information pertaining to previous years is provided solely for your convenience.

Bank of Japan Interest Rates

On October 31, 2008, the Bank of Japan lowered its basic discount rate and basic loan rate to 0.50% and further lowered it to 0.30% on December 19, 2008, where it remains today. The current target rate for the uncollateralized overnight call rate is around 0.1%.

The Economy

Gross Domestic Product and National Income

In March 2010, Japan announced revised gross domestic product financial data for JFY 1980 through JFY 2008. The following table sets forth information pertaining to Japan’s gross domestic product for JFY 2004 through JFY 2008 (based on the chain-linked method) and reflects the March 2010 revisions.

	JFY 2004	JFY 2005	JFY 2006	JFY 2007	JFY 2008	Percentage of JFY 2008
	(yen amounts in billions)
Total Consumption
Private Sectors	¥284,173	¥287,272	¥290,331	¥293,494	¥288,106	58.3%
Public Sectors	89,785	90,579	90,945	92,894	93,555	18.9

	373,958	377,851	381,277	386,388	381,661	77.2
Total Gross Capital Formation
Private Sectors
Producers’ Durable Equipment	71,504	75,901	79,826	81,333	76,734	15.5
Residential Construction	18,414	18,387	18,750	16,603	16,404	3.3
Public Sectors	24,002	22,994	21,232	20,344	19,627	4.0

	113,919	117,282	119,809	118,280	112,766	22.8
Additions to Business Inventories
Private Sectors	1,409	1,302	2,528	2,701	1,444	0.3
Public Sectors	275	251	191	281	245	0.0

	1,684	1,553	2,719	2,982	1,689	0.3
Net Exports of Goods and Services	8,929	6,502	7,134	8,004	(1,916)	–0.4

Nominal Gross Domestic Expenditures	¥498,491	¥503,187	¥510,938	¥515,653	¥494,200	100.0%

Real Gross Domestic Expenditures(a)	¥527,980	¥540,025	¥552,474	¥562,350	¥541,484

Surplus of the Nation on Current Account Exports of Goods and Services and Other Receipts from Abroad	14,749	19,164	22,700	26,630	23,092
Less: Imports of Goods and Services and Other Payments Abroad	(4,721)	(5,960)	(7,702)	(9,021)	(7,794)

	10,029	13,204	14,999	17,610	15,298

Gross National Income	¥508,519	¥516,391	¥525,936	¥533,263	¥509,498
Percentage Change of GDP from Previous Year
At Nominal Prices	1.0%	0.9%	1.5%	0.9%	–4.2%
At Real Prices(a)	2.0	2.3	2.3	1.8	–3.7
Deflator	–1.0	–1.3	–0.7	–0.8	–0.5

(a)	Real prices are based on calendar year 2000.

Source: Economic and Social Research Institute, Cabinet Office.

In March 2010, Japan announced revised quarterly gross domestic product financial data for the fourth quarter of JFY 1979 through the third quarter of JFY 2009. The following table sets forth information pertaining to Japan’s gross domestic product, as seasonally adjusted, for the quarters below in JFY 2007 through JFY 2009 (based on the chain-linked method) and reflects the March 2010 revisions.

Quarterly Gross Domestic Product(a)

	JFY 2007	JFY 2008				JFY 2009
	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter
	(yen amounts in billions)
Nominal Gross Domestic Expenditures	¥517,244	¥508,841	¥500,273	¥493,907	¥475,623	¥475,180	¥472,430	¥472,963
Real Gross Domestic Expenditures(b)(c)	¥566,446	¥560,047	¥553,037	¥538,282	¥518,876	¥526,546	¥525,809	¥530,730
Percentage Changes of GDP from Corresponding Quarter of Previous Year
At Nominal Prices(d)	0.1%	–1.7%	–2.6%	–3.8%	–8.6%	–6.2%	–5.8%	–3.9%
At Real Prices(c)(d)	1.2	–0.4	–1.4	–4.1	–8.9	–5.7	–5.2	–1.0
Deflator	–1.1	–1.4	–1.2	0.4	0.3	–0.6	–0.6	–2.8

(a)	Quarterly GDP financial data is subject to change.
(b)	Numbers are based on seasonally-adjusted GDP figures.
(c)	Real prices are based on calendar year 2000.
(d)	Percentage changes are based on original GDP figures.

Source: Economic and Social Research Institute, Cabinet Office.

The following tables set forth information with respect to the General Account, the Special Accounts and the Government Affiliated Agencies for JFY 2004 through JFY 2009, and the budget for JFY 2010.

Summary of Consolidated General and Special Accounts(a)

	JFY 2004	JFY 2005	JFY 2006	JFY 2007	JFY 2008	JFY 2009 (Provisional results as of December 31, 2009)	JFY 2010 Initial Budget
	(in billions)
REVENUES
Total Revenues, General Account	¥88,898	¥89,000	¥84,413	¥84,553	¥89,208	¥107,049	¥92,299
Total Revenues, Special Accounts	419,300	452,141	501,536	395,920	387,740	391,339	381,366
Less: Inter-Account Transactions(b)	229,028	257,939	282,768	233,244	240,977	240,951	246,964

Total Consolidated Revenues	¥279,170	¥283,202	¥303,181	¥247,230	¥235,971	¥257,438	¥226,701

EXPENDITURES
Total Expenditures, General Account	¥84,897	¥85,520	¥81,445	¥81,843	¥84,697	¥106,851	¥92,299
Total Expenditures, Special Accounts	376,033	401,184	450,580	353,283	359,198	359,972	367,074
Less: Inter-Account Transactions(b)	227,609	256,520	281,103	231,611	239,115	238,547	244,307

Total Consolidated Expenditures	¥233,321	¥230,183	¥250,923	¥203,515	¥204,781	¥228,276	¥215,066

Surplus of Consolidated Revenues over Consolidated Expenditures	¥45,849	¥53,019	¥52,258	¥43,715	¥31,190	¥29,162	¥11,635

(a)	Because of the manner in which the government accounts are kept, it is not practicable to show a consolidation of the Government Affiliated Agencies with the General and Special Accounts.
(b)	Inter-Account Transactions include transfers between the General Account and the Special Accounts, transfers between the Special Accounts, and transfers between sub-accounts of the Special Accounts.
Source:	Budget, Ministry of Finance.

General Account

	JFY 2004	JFY 2005	JFY 2006	JFY 2007	JFY 2008	JFY 2009 Revised Budget(a)	JFY 2010 Initial Budget
	(in billions)
REVENUES
Tax and Stamp Revenues	¥45,589	¥49,065	¥49,069	¥51,018	¥44,267	¥36,861	¥37,396
Carried-over Surplus	3,207	4,001	3,481	2,967	2,711	—	—
Government Bond Issues	35,490	31,269	27,470	25,382	33,168	53,455	44,303
Income from Operation	17	16	16	16	16	16	16
Gains from Deposition of Assets	403	332	275	294	248	240	826
Miscellaneous Receipts	4,192	4,317	4,102	4,876	8,080	11,986	9,758
Receipt of the Settlement Adjustment Fund	—	—	—	—	718	—	—

Total Revenues	¥88,898	¥89,000	¥84,413	¥84,553	¥89,208	¥102,558	¥92,299

EXPENDITURES
Local Allocation Tax Grants, etc	¥17,662	¥17,441	¥16,701	¥14,932	¥15,679	¥16,573	¥17,478
National Debt Service	17,515	18,736	18,037	19,290	19,166	19,251	20,649
Social Security	20,286	20,603	20,555	21,141	22,562	28,807	27,269
Public Works	8,236	8,391	7,709	7,257	6,921	8,787	5,773
Education and Science	6,149	5,701	5,331	5,458	5,487	6,316	5,586
National Defense	4,898	4,878	4,817	4,758	4,803	4,820	4,790
Format Military Personnel Pensions	1,136	1,065	992	941	856	787	714
Economic Assistance	880	784	784	787	800	823	582
Food Supply	652	657	610	674	1,051	1,109	1,160
Energy	504	493	471	866	868	996	842
Promotion of SMEs	288	237	240	418	1,074	2,967	191
Transfer to the Industrial Investment Special Account	98	71	48	20	—	—	—
Financial Aid upon Repayment of Public Investments in Connection with the Structural Reform	1,281	1,130	—	—	—	—	—
Miscellaneous	5,312	5,335	5,152	5,301	5,431	11,071	5,197
Contingencies	0	0	0	0	—	250	350
Emergency Stimulus Package	—	—	—	—	—	—	—
Contingencies for Economic Crisis Response and Regional Revitalization(b)	—	—	—	—	—	—	1,000
Refund to the Settlement Adjustment Fund	—	—	—	—	—	—	718

Total Expenditures	¥84,897	¥85,520	¥81,445	¥81,843	¥84,697	¥102,558	¥92,299

Surplus of Revenues over Expenditures	¥4,001	¥3,481	¥2,967	¥2,711	¥4,511	—	—

(a)	As of the date of this Supplement, the provisional results for JFY 2009 General Accounts are not available.
(b)	Newly established effective JFY 2010.
Source:	Budget, Ministry of Finance.

Special Accounts

	JFY 2004		JFY 2005		JFY 2006		JFY 2007		JFY 2008		JFY 2009 Revised Budget(a)		JFY 2010 Initial Budget
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.
	(in billions)
Fiscal Loan Program Funds(b)	¥60,461	¥56,783	¥47,875	¥43,925	¥70,869	¥68,029	¥39,010	¥36,526	—	—	—	—	—	—
Fiscal Investment and Loans Program(b)	—	—	—	—	—	—	—	—	¥42,834	¥40,457	¥45,858	¥44,500	¥37,189	¥36,197
Government Bonds Consolidation Fund	193,632	164,200	223,650	189,143	256,326	221,424	205,113	176,778	194,752	178,284	182,107	170,107	189,528	177,528
Foreign Exchange Fund	2,253	27	3,015	50	3,911	379	4,553	627	3,925	549	3,420	1,643	2,696	2,034
Local Allocation and Local Transfer Tax	69,875	68,108	72,876	70,840	74,822	72,795	51,366	50,214	51,207	50,577	52,042	51,830	53,665	53,462
Measures for Petroleum and the Advancement of Energy Demand and Supply Structure(c)	2,311	1,805	2,670	2,232	2,266	1,971	—	—	—	—	—	—	—	—
Measure for Energy(c)	—	—	—	—	—	—	2,764	2,402	2,673	2,382	2,504	2,504	2,376	2,376
Welfare Insurances(d)	42,651	42,277	52,593	51,447	45,383	44,117	—	—	—	—	—	—	—	—
Seamen’s Insurances	72	67	71	64	69	63	68	63	67	63	54	54	—	—
National Advanced Medical Center(e)	150	148	165	164	197	184	160	145	170	152	189	189	—	—
National Pensions	23,313	21,917	24,994	23,668	25,240	23,904	—	—	—	—	—	—	—	—
Pensions(d)	—	—	—	—	—	—	71,863	69,731	72,520	70,305	76,549	76,403	79,070	78,962
Foodstuff Control(f)	2,490	2,477	2,337	2,326	2,291	2,264	—	—	—	—	—	—	—	—
Stable Supply of Foodstuff(f)	—	—	—	—	—	—	2,617	2,542	2,739	2,642	3,660	3,632	3,044	3,029
Agricultural Mutual Aid Reinsurance	116	88	107	50	109	62	107	47	93	43	119	109	112	104
National Forest Service	535	530	543	528	427	413	472	473	459	451	487	487	450	450
National Land Improvement(g)	530	512	591	563	521	487	575	481	—	—	—	—	—	—
Trade Reinsurance	365	24	574	6	787	5	853	56	219	65	212	212	201	201
Compensation Reinsurance for Motor Vehicle Damages(h)	544	474	286	219	168	104	140	72	—	—	—	—	—	—
Automobile Safety(h)	—	—	—	—	—	—	—	—	144	72	130	71	123	64
Infrastructure Development(i)	—	—	—	—	—	—	—	—	7,220	6,039	5,762	5,762	3,627	3,627
Harbor Improvement(i)	426	409	409	385	374	339	360	319	—	—	—	—	—	—
Airport Improvement(i)	528	461	534	442	578	464	663	555	—	—	—	—	—	—
Labor Insurance	8,170	6,809	8,907	7,066	8,984	7,110	7,849	6,542	7,935	6,753	7,884	7,657	8,717	8,668
Road Construction and Improvement(i)	5,459	4,702	4,979	4,117	4,787	3,877	4,595	3,812	—	—	—	—	—	—
Others	5,420	4,214	4,963	3,949	3,427	2,588	2,791	1,897	782	363	695	443	568	372

Total Revenues and Expenditures(j)	¥419,300	¥376,033	¥452,141	¥401,184	¥501,536	¥450,580	¥395,920	¥353,283	¥387,740	¥359,198	¥381,673	¥365,605	¥381,366	¥367,074

(a)	As of the date of this Supplement, details for the provisional results for JFY 2009 Special Accounts are not available.
(b)	The account was combined with certain miscellaneous accounts under the new account name of “Fiscal Investment and Loan Program” effective JFY 2008.
(c)	The account of “Measures for Petroleum and the Advancement of Energy Demand and Supply Structure” was incorporated in the newly established account of “Measures for Energy” effective JFY 2007.
(d)	The accounts of “Welfare Insurance” and “National Pensions” were combined under the new account name of “Pensions” effective JFY 2007.
(e)	Accounts abolished as of March 31, 2010.
(f)	The account of “Foodstuff Control” was combined with certain miscellaneous accounts under the new account name of “Stable Supply of Foodstuff” effective JFY 2007.

(g)	Account abolished effective JFY 2008.
(h)	The account of “Compensation Reinsurance for Motor Vehicle Damages” was combined with certain miscellaneous accounts under the new account name of “Automobile Safety” effective JFY 2008.
(i)	The accounts were combined under the new account name of “Infrastructure Development” effective JFY 2008.
(j)	Without adjustment for inter-account transactions. Total Revenues and Expenditures may differ from the actual totals of the listed accounts due to rounding.
Source:	Budget, Ministry of Finance.

Government Affiliated Agencies

	JFY 2004		JFY 2005		JFY 2006		JFY 2007		JFY 2008		JFY 2009 Revised Budget(a)		JFY 2010 Budget
	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.	Rev.	Exp.
	(in billions)
Total	¥5,066	¥4,563	¥4,710	¥4,103	¥4,503	¥3,793	¥2,604	¥2,065	¥1,825	¥1,785	¥2,168	¥2,607	¥2,200	¥3,135

(a)	As of the date of this Supplement, the JFY 2009 provisional results are not available.
Source:	Budget, Ministry of Finance.

USE OF PROCEEDS

We will use the net proceeds of the issue of the bonds, which we estimate will be approximately $•, solely and exclusively for the JBIC Operations to be conducted under the name of “Japan Bank for International Cooperation” or “JBIC”. The proceeds shall be administered in the account of the JBIC Operations, separately from the respective accounts of the other financial operations of JFC, in accordance with the JFC Law.

DESCRIPTION OF THE BONDS AND GUARANTEE

The following terms of the bonds and the guarantee of Japan supplement the description of the general terms of our debt securities under “Description of the Debt Securities and Guarantee” in the SEC Base Prospectus. For more information, you should refer to the fiscal agency agreement relating to the bonds, a copy of the form of which is filed as an exhibit to Registration Statement No. 333-157296 and a copy of the final form of which is to be filed as an exhibit to an amendment to our Annual Report on Form 18-K for the year ended March 31, 2009 on or about •, 2010.

General

The bonds will be issued pursuant to a fiscal agency agreement, dated as of •, 2010 (New York City time)/ •, 2010 (Tokyo time), among us, Japan, The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, as fiscal agent, principal paying agent and transfer agent, and Union Bank, N.A., as U.S. representative of the fiscal agent, principal paying agent and transfer agent. The aggregate principal amount of the bonds will be $•, and the bonds will mature at par on •.

The bonds will bear interest at the rate per year shown on the front cover of this Supplement, payable in equal semi-annual installments. The interest payment dates are • and •, commencing •, 2011. The first interest payment will be for interest accrued from and including • to, but excluding, •, and will amount to $• per $100,000 principal amount of the bonds. Interest will be payable to the person in whose name the bond is registered at 6:00 p.m., New York City time on the fifteenth day before the interest payment occurs. Interest on the bonds will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

If a date for payment of principal or interest on the bonds falls on a day that is not a business day, the related payment of principal, premium, if any, or interest may be made on the next succeeding business day as if made on the date the payment was due and no interest will accrue in respect of such delay. For purposes of this paragraph, “business day” means any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in: (a) the relevant place of payment and (b) The City of New York, London and Tokyo.

Other than as described below under “—Redemption”, we may not redeem the bonds prior to maturity. The bonds will not be subject to a sinking fund.

Japan unconditionally and irrevocably guarantees the payment of principal of, interest on, and any additional amounts of, the bonds.

The bonds will be our direct, unsecured debt securities obligations and rank pari passu and be payable without any preference among themselves and at least equally with all of our other unsecured debt securities obligations from time to time outstanding, which rank senior to our unsecured general obligations not represented by debt securities, provided, however, that certain obligations in respect of national and local taxes and certain preferential rights granted by, among others, the Japanese Civil Code to certain specified types of creditors, such as preferential rights of employees to wages, will have preference.

Additional terms of the bonds and the guarantee of Japan are described in the SEC Base Prospectus under “Description of the Debt Securities and Guarantee”.

The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, has its principal corporate office at 12-15 Finsbury Circus, London EC2M 7BT. Under the fiscal agency agreement, the fiscal agent will act in part through its U.S. representative, Union Bank, N.A., which has an office at 551 Madison Avenue, 11th Floor, New York, N.Y. 10022. In acting as the fiscal agent for the bonds, The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch (or its U.S. representative, as applicable), is the agent of JFC and Japan, is not a trustee or agent for the holders of the bonds and does not have the same responsibilities or duties to act for such holders as would a trustee or agent. We may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent.

The initial yield on the bonds is •% per year. This yield is calculated at the issue date of the bonds on the basis of the issue price of the bonds. It is not an indication of future yield.

Additional Amounts

We will pay all amounts that we are required to pay on the bonds without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any taxing authority in Japan, unless the withholding or deduction of taxes is required by law. In that event, we will pay such additional amounts that are necessary so that the net amounts received by any beneficial owner of the bonds after such withholding or deduction will equal the amounts that would have been receivable in the absence of such withholding or deduction.

We will not, however, be obligated to pay any additional amounts:

•	to, or to a third party on behalf of, any beneficial owner of a bond that is a non-resident of Japan or a non-Japanese corporation and is liable for such Taxes in respect of this bond by reason of such beneficial owner’s (a) having some connection with Japan other than the mere holding of, or the enforcement of its rights under, this bond or (b) being a party having a special relationship with JFC as described in Article 6, paragraph 4 of the Act on Special Measures Concerning Taxation of Japan (Law No. 26 of 1957, as amended) (a “specially-related party of JFC”); or

•	to, or to a third party on behalf of, any beneficial owner of a bond that would otherwise be exempt from any such withholding or deduction but that fails to provide to the fiscal agent certain information necessary to establish an exemption from withholding or deduction, or whose interest recipient information is not duly communicated through the participant (as defined below) and the relevant international clearing organization to the fiscal agent; or

•	to, or to a third party on behalf of, any beneficial owner of a bond that is for Japanese tax purposes treated as a resident of Japan or a Japanese corporation, except for

•	a “designated financial institution” that complies with the requirement to provide the interest recipient information or to submit a “claim for exemption” and

•	a resident of Japan or a Japanese corporation that duly notifies the fiscal agent of its status as exempt from taxes to be withheld or deducted by reason of such resident or Japanese corporation receiving interest on the bond through a payment handling agent in Japan appointed by it; or

•	more than 30 days after the Relevant Date, except to the extent that any beneficial owner of a bond would have been entitled to additional amounts for payment at the expiration of such 30-day period. By “Relevant Date” we mean the date on which such payment first becomes due, except that, if the amount of the moneys payable has not been received by the fiscal agent on or prior to that due date, “Relevant Date” means the date, after the full amount of such moneys are received, on which notice is duly published as described below under “—Redemption”; or

•	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other European Union Directive implementing the conclusions of the ECOFIN Council meeting of November 26 to 27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

•	to, or to a third party on behalf of, a beneficial owner of this bond who would have been able to avoid such withholding or deduction by presenting the relevant bond to another paying agent in a Member State of the European Union (“EU”).

Where a bond is held through a participant of an international clearing organization or a financial intermediary, each of which we refer to as a “participant”, in order to receive payments free of withholding or deduction for, or on account of, any taxes, if the beneficial owner of the bond is

•	a non-resident of Japan or a non-Japanese corporation (other than a specially-related party of JFC) or

•	a Japanese financial institution falling under certain categories prescribed by the Act on Special Measures Concerning Taxation of Japan, and the cabinet order (Cabinet Order No. 43 of March 31, 1957, as amended), which we refer to as a “designated financial institution”, that beneficial owner must, at the time it entrusts a participant with the custody of the bond, provide certain “interest recipient information” prescribed by the Act on Special Measures Concerning Taxation of Japan to enable the participant to establish that the beneficial owner is exempted from the requirement for taxes to be withheld or deducted and advise the participant if that beneficial owner ceases to be exempted (including the case where the beneficial owner who is a non-resident of Japan or a non-Japanese corporation became a specially-related party of JFC).

Where a bond is not held by a participant, in order to receive payments free of withholding or deduction for, or on account of, any taxes, if the beneficial owner is

•	a non-resident of Japan or a non-Japanese corporation (other than a specially-related party of JFC) or

•	a designated financial institution,

that beneficial owner must, prior to each time it receives interest, submit to the fiscal agent a claim for exemption from withholding tax (Hikazei Tekiyo Shinkokusho), which we refer to as a “claim for exemption”, in the form obtainable from the fiscal agent. The claim for exemption must state, among other things,

•	the name and address of the beneficial owner,

•	the title of the bond,

•	the relevant interest payment date,

•	the amount of interest and

•	the fact that the beneficial owner is qualified to submit the claim for exemption, together with the documentary evidence regarding its identity and residence.

Redemption

We may redeem all, but not less than all, of the bonds if:

•	there is any change in or amendment to the laws or treaties, or any regulations or rulings promulgated under the laws or treaties, of Japan or any political subdivision or taxing authority of Japan or

•	there is any change in official position regarding the application or interpretation of these laws, treaties, regulations or rulings, including a holding, judgment or order by a court of competent jurisdiction, which change, amendment, application or interpretation becomes effective on or after the date we issued the bonds and causes us to pay any additional amounts, as described above under “—Additional Amounts”.

Before we can redeem the bonds, we must:

•	give the holders of the bonds at least thirty (30) days’ notice and not more than sixty (60) days’ notice in the manner described in “—Notices” below and

•	deliver to the fiscal agent a legal opinion of our counsel or an opinion of a tax consultant confirming that the conditions that must be satisfied for redemption have occurred.

The redemption price for each bond will be equal to the 100% of the principal amount of the bond plus accrued interest to the date of redemption and any additional amounts we are required to pay, as described above under “—Additional Amounts”.

Form, Denominations and Registration

All bonds will be in registered form, without interest coupons attached. Bonds held outside the United States, referred to as the international bonds, will be represented by beneficial interests in the international global bond, in fully registered permanent global form without interest coupons attached, which will be registered in the name of the nominee of the common depositary for, and in respect of interests held through, Euroclear and Clearstream, Luxembourg. A beneficial interest in the international global bond may at all times be held only through Euroclear and Clearstream, Luxembourg.

Bonds held within the United States, referred to as the DTC bonds, will be represented by beneficial interests in one or more DTC global bonds, in fully registered permanent global form without interest coupons attached, which will be registered in the name of Cede & Co., as nominee for DTC, and which will be deposited on or about •, 2010 with Union Bank, N.A., as custodian for DTC. In the event there is more than one DTC global bond, they shall collectively be referred to as the DTC global bond.

The international global bond has been assigned a Common Code number of 050584542 and an ISIN number of XS0505845429. The DTC global bond has been assigned a Common Code number of •, an ISIN number of US471065AD42 and a CUSIP number of 471065 AD4.

Beneficial interests in the global bonds will be represented, and transfers will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear or Clearstream, Luxembourg. Such beneficial interests will be in denominations of $100,000 and integral multiples thereof. You may hold bonds directly through DTC, Euroclear or Clearstream, Luxembourg, if you are a participant in these systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg hold securities on behalf of their participants through customers’ securities accounts in their respective names on the books at their respective depositaries, which in turn can hold such securities in customers’ securities accounts in the depositaries’ names on the books of DTC.

Persons who are not DTC, Euroclear, or Clearstream, Luxembourg participants may beneficially own bonds held by DTC and the nominee of the common depositary for Euroclear and Clearstream, Luxembourg only through direct or indirect participants in DTC, Euroclear, or Clearstream, Luxembourg. So long as Cede & Co., as the nominee of DTC, and the nominee of the common depositary for Euroclear and Clearstream, Luxembourg are the registered owners of the global bonds, Cede & Co. and the nominee of the common depositary for Euroclear and Clearstream, Luxembourg for all purposes will be considered the sole holders of the bonds under the fiscal agency agreement and the bonds. Except as provided below, owners of beneficial interests in the global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive physical delivery of bonds in definitive form and will not be considered the holders thereof under the fiscal agency agreement or the bonds. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the bonds for the amount so paid. Accordingly, any person owning a beneficial interest in the global bonds must rely on the procedures of DTC, Euroclear or Clearstream, Luxembourg, and, if such person is not a participant in DTC, Euroclear, or Clearstream, Luxembourg, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of bonds. We understand that, under existing industry practice, in the event that any owner of a beneficial interest in the DTC global bonds desires to take any action that Cede & Co., as the holder of the global bonds, is entitled to take, Cede & Co. would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC may grant proxies or authorize its DTC participants, or persons holding beneficial interests in the bonds through such DTC participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the U.S. dollar-denominated bonds.

The fiscal agent will not charge you any fees for the bonds, other than reasonable fees and indemnity satisfactory to the fiscal agent for the replacement of lost, stolen, mutilated or destroyed bonds. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Payment

Owners of beneficial interests in the global bonds will receive all payments in U.S. dollars.

Payment of principal of and interest on the global bonds will be made to DTC and the common depositary for Euroclear and Clearstream, Luxembourg, or the nominee thereof, as the case may be, as the registered owners of the global bonds.

Upon receipt of any payment of principal of or interest on the global bonds, DTC will credit its participants’ accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global bonds as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in the global bonds held through such participants will be the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in “street name”. Distributions with respect to bonds held through Euroclear or Clearstream, Luxembourg will be credited to the cash accounts of Euroclear participants or Clearstream, Luxembourg participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Neither we nor the fiscal agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global bond or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

If a date for payment of principal or interest on the bonds falls on a day that is not a business day, then the related payment of principal, premium, if any, or interest may be made on the next succeeding business day as if made on the date the payment was due and no interest will accrue in respect of such delay. For purposes of this paragraph, “business day” means any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in: (a) the relevant place of payment and (b) The City of New York, London and Tokyo.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the bonds, create and issue further bonds ranking pari passu with the bonds in all respects, or in all respects except for

•	the payment of interest accruing prior to the issue date of any further bonds or

•	the first payment of interest following the issue date of any further bonds,

so that those further bonds would be consolidated and form a single series with the bonds and would have the same terms as to status, redemption or otherwise as the bonds. Any further bonds will be issued subject to a supplement to the fiscal agency agreement.

Prescription

Bonds will become void unless surrendered for payment within a period of ten years from the date on which the payment in respect thereof first becomes due or, if the full amount of the money has not been received by the fiscal agent on or prior to such due date, the date on which the full amount of such money having been so received, notice to that effect shall have been given to the holders.

Meeting of Bondholders

The fiscal agency agreement does not contain provisions for convening meetings of holders of the bonds.

Exchange of Interests in Global Bonds for Bond Certificates

Except in the limited circumstances described below, owners of beneficial interests in global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive physical delivery of bond certificates in definitive form and will not be considered owners or holders thereof under the fiscal agency agreement.

Registration of title to DTC bonds initially represented by the DTC global bond in a name other than DTC or successor depositary or one of their respective nominees will not be permitted unless such depositary notifies us that it is no longer willing or able to discharge properly its responsibilities as depositary with respect to the DTC global bond or ceases to be a “clearing agency” registered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), or is at any time no longer eligible to act as such, and we are unable to locate a qualified successor within 90 days of receiving notice of such ineligibility on the part of such depositary, in which case notice will be given as described below in “—Notices”.

Registration of title to international bonds initially represented by the international global bond in a name other than the nominee of the common depositary for Euroclear and Clearstream, Luxembourg will not be accepted unless Euroclear or Clearstream, Luxembourg is closed for business for a continuous period of 14 days (other than by reason of legal holidays) or announces an intention permanently to cease business, in which case notice will be given as described below in “—Notices”.

We may also at any time and in our sole discretion determine not to have any of the bonds represented by the global bonds. In such event, we will issue or cause to be issued bonds in definitive registered form in exchange for the global bonds. Bonds issued in definitive registered form will be issued only in fully registered form, without coupons, in denominations of $100,000 and integral multiples thereof. Any bonds so issued will be registered in such names, and in such denominations, as DTC, Euroclear or Clearstream, Luxembourg, as the case may be shall request. Such bonds may be presented for registration of transfer or exchange at the office of the fiscal agent or one of its agents in The City of New York or London, and principal thereof and interest thereon will be payable at such office of the fiscal agent, provided that interest thereon may be paid to the registered holders of the definitive registered bonds as described below. Exchange of permanent global bonds for definitive registered bonds will be made free of charge for the bondholders.

Distribution of principal of and interest on any definitive registered bonds will be made by the fiscal agent directly to registered holders of the definitive registered bonds in accordance with the procedures described in this Supplement and in the fiscal agency agreement. Interest payments and any principal payments on each payment date will be made to holders of the definitive registered bonds in whose names the definitive registered bonds were registered at the close of business on the related record date. Distributions will be made by wire transfer or by check mailed to the addresses of such holders as they appear on the register maintained by the fiscal agent. The final payment on any definitive registered bond, however, will be made only upon presentation and surrender of such definitive registered bond at the office of the fiscal agent on a payment date that is a business day in the place of presentation. The fiscal agent will provide notice to registered holders mailed not later than fifteen (15) days before such final distribution.

Definitive registered bonds will be transferable and exchangeable at the offices of the fiscal agent or at the offices of our other agents in The City of New York or London. No service charge will be imposed for any registration of transfer or exchange, but the fiscal agent may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange. Neither the fiscal agent nor any transfer agent will be required to (a) exchange or register the transfer of any definitive registered bonds selected for redemption, or (b) exchange or register the transfer of definitive registered bonds for the period from the record date preceding the due date for any payment to the payment date with respect to such definitive registered bonds.

Notices

All notices will be published in a daily newspaper in English of general circulation in London (expected to be the Financial Times) and in New York City (expected to be The Wall Street Journal), provided that for so long as any bonds are represented by global bonds notices may be given by delivery of the relevant notice to DTC, Euroclear and Clearstream, Luxembourg, for communication by them to their respective participants in substitution for publication in any such newspaper. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper selected by us with general circulation in the respective market regions. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.

GLOBAL CLEARANCE AND SETTLEMENT

Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the procedures provided below in order to facilitate transfers of bonds among their participants, they are under no obligation to perform these procedures and they may modify or discontinue these procedures at any time. None of JFC, Japan and the fiscal agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DTC, Euroclear and Clearstream, Luxembourg have advised as follows:

The Clearing Systems

DTC

DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. DTC participants include:

•	securities brokers and dealers;

•	banks;

•	trust companies; and

•	clearing corporations.

DTC participants also may include certain other organizations such as the underwriters. Indirect access to the DTC system also is available to indirect DTC participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.

Because DTC can act only on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of an owner of a beneficial interest in the global bonds to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some jurisdictions require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the global bonds to such persons may be limited. In addition, beneficial owners of bonds through the DTC system will receive distributions of principal and interest on the bonds only through DTC participants.

Euroclear and Clearstream, Luxembourg

Euroclear and Clearstream, Luxembourg hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream, Luxembourg provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg interface with domestic securities markets. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations and include certain of the underwriters. Indirect access to Euroclear or Clearstream, Luxembourg is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream, Luxembourg participant, either directly or indirectly.

Initial Settlement

Investors electing to hold their bonds through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

Investors electing to hold their bonds through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Bonds will be credited to the securities custody accounts of Euroclear holders and of Clearstream, Luxembourg holders against payment in same-day funds on the settlement date.

Secondary Market Trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any bonds where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Trading between DTC participants

Secondary market sales of book-entry interests in the DTC bonds between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations if payment is effected in U.S. dollars, or free of payment if payment is not effected in U.S. dollars. Where payment is not effected in U.S. dollars, separate payment arrangements outside DTC are required to be made between the DTC participants.

Trading between Euroclear and/or Clearstream, Luxembourg participants

Secondary market sales of book-entry interests in the bonds held through Euroclear or Clearstream, Luxembourg to purchasers of book-entry interests in the international bonds through Euroclear or Clearstream, Luxembourg will be conducted in accordance with the normal rules and operating procedures or Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional eurobonds in registered form.

Trading between DTC seller and Euroclear or Clearstream, Luxembourg purchaser

When book-entry interests in bonds are to be transferred from the account of a DTC participant holding a beneficial interest in a DTC global bond to the account of a Euroclear or Clearstream, Luxembourg accountholder wishing to purchase a beneficial interest in an international global bond, the DTC participant will deliver instructions for delivery to the relevant Euroclear or Clearstream, Luxembourg accountholder to DTC by 12:00 noon, New York City time, on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream, Luxembourg accountholder. On the settlement date, the custodian, Union Bank, N.A., will instruct the fiscal agent to:

•	decrease the amount of bonds registered in the name of Cede & Co. and evidenced by the DTC global bonds; and

•

increase the amount of bonds registered in the name of the nominee of The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch, the common depositary for Euroclear and Clearstream, Luxembourg, and evidenced by the international global bond. Book-entry interests will be delivered free of payment to Euroclear or Clearstream, Luxembourg as the case may be, for credit to the relevant accountholder on the first business day following the settlement date.

Trading between Euroclear or Clearstream, Luxembourg seller and DTC purchaser

When book-entry interests in the bonds are to be transferred from the account of a Euroclear or Clearstream, Luxembourg accountholder to the account of a DTC participant wishing to purchase a beneficial interest in the DTC global bond, the Euroclear or Clearstream, Luxembourg participant must send to Euroclear or Clearstream, Luxembourg delivery free of payment instructions by 7:45 p.m., Luxembourg time, one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg, as the case may be, will in turn transmit appropriate instructions to the common depositary for Euroclear and Clearstream, Luxembourg and the fiscal agent to arrange delivery to the DTC participant on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear or Clearstream, Luxembourg accountholder, as the case may be. On the settlement date, the common depositary for Euroclear and Clearstream, Luxembourg will:

•	transmit appropriate instructions to the custodian, Union Bank, N.A., who will in turn deliver such book-entry interests in the bonds free of payment to the relevant account of the DTC participants; and

•	instruct the fiscal agent to:

•	decrease the amount of bonds registered in the name of the nominee of the common depositary for Euroclear and Clearstream, Luxembourg, and evidenced by the international global bond; and

•	increase the amount of bonds registered in the name of Cede & Co. and evidenced by the DTC global bond.

Although the foregoing sets out the procedures of Euroclear, Clearstream, Luxembourg and DTC in order to facilitate the transfers of interests in the bonds among participants of DTC, Clearstream, Luxembourg and Euroclear, none of Euroclear, Clearstream, Luxembourg or DTC is under any obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of JFC, the fiscal agent, any paying agent, any underwriter or any affiliate of any of the above, or any person by whom any of the above is controlled for the purposes of the United States Securities Act of 1933, as amended (the “Securities Act”), will have any responsibility for the performance by DTC, Euroclear and Clearstream, Luxembourg or their respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations or for the sufficiency for any purpose of the agreements described above.

So long as the international global bond is held on behalf of Euroclear and Clearstream, Luxembourg or on behalf of any other clearing system, referred to as an alternative clearing system, notices to holders of bonds represented by a beneficial interest in the international global bond may be given by delivery of the relevant notice to Euroclear, Clearstream, Luxembourg or the alternative clearing system, as the case may be, and so long as the DTC global bond is held on behalf of DTC, or an alternative clearing system, notices to holders of bonds represented by a beneficial interest in the DTC global bond may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be.

TAXATION

Additional Japanese Taxation Considerations

The following description of Japanese taxation (limited to national taxes) applies to interest on the Debt Securities issued by JFC outside Japan on or after April 1, 2010 and payable outside Japan as well as to certain aspects of capital gains, inheritance and gift taxes. This replaces the discussion of tax consequences under “Description of the Debt Securities and Guarantee—Japanese Taxation” in the accompanying prospectus. You should note that the following description of Japanese taxation is not exhaustive and prospective investors are advised to consult their own tax advisors as to their exact tax position.

Debt Securities.    This section applies only to the Debt Securities other than those (i) falling under “discounted bonds” (of which the original issue discount will be subject to Japanese withholding tax) as prescribed by the Act on Special Measures Concerning Taxation of Japan or (ii) of which the amount of interest is to be calculated by reference to certain indexes (as prescribed by the Cabinet Order under Article 6, paragraph 4 of the Act on Special Measures Concerning Taxation of Japan) relating to JFC or a specially-related party of JFC (as defined below).

Tax Withholding Rules for Non-resident Investors.    Certain recipients of interest on the Debt Securities who are non-residents of Japan or non-Japanese corporations for Japanese tax purposes are subject to the following Japanese tax withholding rules:

•	If the recipient of interest on any Debt Securities is:

•	a non-resident of Japan with no permanent establishment within Japan;

•	a non-Japanese corporation with no permanent establishment within Japan; or

•	a non-resident of Japan or non-Japanese corporation with a permanent establishment within Japan, but the receipt of interest on the relevant Debt Securities is not attributable to the business of such non-resident of Japan or non-Japanese corporation carried on within Japan through such permanent establishment, then, no Japanese income or corporate tax is payable with respect to such interest by way of withholding or otherwise, if such recipient complies with certain requirements. Such requirements include:

•	if the relevant Debt Securities are held through a certain participant in an international clearing organization such as Euroclear Bank S.A./N.V., Clearstream Banking, soci´et´e anonyme and The Depository Trust Company, or a certain financial intermediary prescribed by the Act on Special Measures Concerning Taxation of Japan and the relevant cabinet order thereunder (such Act, cabinet order under such Act and the related ministerial regulation are called the “Law”) (each, a “Participant”), the requirement to provide, at the time of entrusting a Participant with the custody of the relevant Debt Securities, certain information prescribed by the Law to enable the Participant to establish that the recipient is exempt from the requirement for Japanese tax to be withheld or deducted (the “Interest Recipient Information”), and to advise the Participant if such non-resident of Japan or non-Japanese corporation ceases to be so exempted (including the case where it became a specially-related party of JFC (as defined below)); and

•	if the relevant Debt Securities are not held by a Participant, the requirement to submit to the Fiscal Agent (or a separate paying agent, if one is appointed) a claim for exemption from withholding tax (the “Claim for Exemption”), together with certain documentary evidence.

Failure to comply with the requirements described above will result in the withholding by JFC of income tax at the rate of 15% of the amount of such interest.

•	If the recipient of interest on any Debt Securities is:

•	a non-resident of Japan with a permanent establishment within Japan; or

•	a non-Japanese corporation with a permanent establishment within Japan,

and the receipt of interest is attributable to the business carried on within Japan by the recipient through such permanent establishment, then such interest will not be subject to the withholding by JFC of income tax at the rate of 15% if the recipient complies with, among others, the requirement to provide the Interest Recipient Information or to submit the Claim for Exemption, as the case may be. Failure to do so will result in the withholding by JFC of income tax at the rate of 15% of the amount of such interest. The amount of such interest will, however, be included in the recipient’s Japanese source income which is subject to Japanese taxation, and will be subject to regular income tax or corporate tax, as the case may be.

•	Notwithstanding the foregoing, if a non-resident of Japan or a non-Japanese corporation mentioned above is a party who has a special relationship with JFC (that is, in general terms, a party who directly or indirectly controls or is directly or indirectly controlled by, or is under direct or indirect common control with, JFC) within the meaning prescribed by the Cabinet Order under Article 6, Paragraph 4 of the Act on Special Measures Concerning Taxation of Japan (such party is referred to in this section as a “specially-related party of JFC”) as of the beginning of the fiscal year of JFC in which the relevant Interest Payment Date falls, the exemption from Japanese withholding tax on interest mentioned above will not apply, and income tax at the rate of 15% of the amount of such interest will be withheld by JFC. If such non-resident of Japan or a non-Japanese corporation has a permanent establishment within Japan, regular income tax or corporate tax, as appropriate, collected otherwise by way of withholding, will apply to such interest under Japanese tax law.

If a non-resident of Japan or a non-Japanese corporation (regardless of whether it is a specially-related party of JFC) is subject to Japanese withholding tax with respect to interest on the Debt Securities under Japanese tax law, a reduced rate of withholding tax or exemption therefrom may be available under the relevant income tax treaty between Japan and the country of tax residence of such non-resident of Japan or non-Japanese corporation. Non-residents of Japan or non-Japanese corporations that are entitled to a reduced rate of Japanese withholding tax or exemption from Japanese withholding tax on payment of interest by JFC are required to submit an “Application Form for Income Tax Convention regarding Relief from Japanese Income Tax on Interest” and any other required forms and documents in advance through JFC to the relevant tax authority before payment of interest.

Tax Withholding Rules for Resident Investors.    Certain recipients of interest on the Debt Securities who are residents of Japan or Japanese corporations for Japanese tax purposes are subject to the following Japanese tax withholding rules:

•	If the recipient of interest on any Debt Securities is a resident of Japan or a Japanese corporation other than any of the following institutions that complies with the requirement described below:

•	Japanese banks;

•	Japanese insurance companies;

•	Japanese “financial instruments business operators” (as such term is defined by the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948) (as amended) (the “Financial Instruments and Exchange Act”);

•	other Japanese financial institutions that fall under certain categories prescribed by the relevant cabinet order under Article 3-3, Paragraphs 6 of the Act on Special Measures Concerning Taxation of Japan (such institutions, together with Japanese banks, insurance companies and financial instruments business operator, are called “Specified Financial Institutions”); or

•	Japanese public corporations designated by the relevant law (“Public Corporations”),

and such recipient receives payment of interest through certain payment handling agents in Japan (“Japanese Payment Handling Agents”), such agents will withhold income tax at the rate of 15% of the amount of such interest. As JFC is not in a position to know in advance the recipient’s status, the recipient of interest falling under this category should inform JFC through the paying agent of its status in a timely manner. Failure to do so may result in temporary double withholding. An individual recipient that receives interest through a Japanese Payment Handling Agent will be subject only to such withholding tax. In all other cases, the recipient must include the amount of interest in the recipient’s gross income and will be subject to regular income tax or corporate tax, as the case may be.

•	If the recipient of interest on any Debt Securities is:

•	a Public Corporation that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, a Japanese Payment Handling Agent with custody of the Debt Securities (the “Japanese Custodian”); or

•	a Specified Financial Institution that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, the Japanese Custodian,

and such recipient submits through the Japanese Custodian, to the competent tax authority, the report prescribed by the Law, no income tax will be imposed by way of withholding on such portion of interest as is prescribed by the relevant cabinet order as that which is corresponding to the period the Debt Securities were held by such recipient, but if the recipient is a Specified Financial Institution, the recipient will be subject to regular corporate tax with respect to such interest. However, since JFC is not in a position to know in advance the recipient’s withholding tax exemption status, the recipient of interest falling under this category should inform JFC through the paying agent of its status in a timely manner. Failure to so notify JFC may result in the withholding by JFC of a 15% income tax. Any amount of interest received by such recipient in excess of the non-taxable portion described above will be subject to the withholding by the Japanese Custodian of income tax at the rate of 15% of such excess amount.

•	If the recipient of interest on any Debt Securities is a resident of Japan or a Japanese corporation (except for a Designated Financial Institution which complies with the requirements described below)

and receives interest not through a Japanese Payment Handling Agent, income tax at the rate of 15% of the amount of such interest will be withheld by JFC, and the amount of such interest will be aggregated with the recipient’s other taxable income and will be subject to regular income tax or corporate tax, as appropriate.

•	If the recipient of interest on any Debt Securities is:

•	a Japanese bank;

•	a Japanese insurance company;

•	a Japanese financial instruments business operator; or

•	any other Japanese financial institution that falls under one of certain categories prescribed by the relevant cabinet order under Article 6, Paragraph 9 of the Act on Special Measures Concerning Taxation of Japan (each a “Designated Financial Institution”), and such recipient receives interest not through a Japanese Payment Handling Agent and complies with, among others, the requirement to provide the Interest Recipient Information or to submit the Claim for Exemption, as the case may be, no income tax will be imposed by way of withholding. The recipient will, however, be subject to regular corporate tax with respect to such interest.

Capital Gains, Inheritance and Gift Taxes.    Gains derived from the sale outside Japan of Debt Securities by a non-resident of Japan or a non-Japanese corporation having no permanent establishment in Japan are generally not subject to Japanese income or corporate tax. An individual, regardless of his or her residency, who has acquired Debt Securities as legatee, heir or donee from another individual may be required to pay Japanese inheritance or gift tax at progressive rates.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement which we expect will be entered into no later than •, 2010, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Barclays Bank PLC, BNP PARIBAS and Citigroup Global Markets Inc. are acting as representatives, has severally agreed to purchase, the principal amount of bonds set forth opposite its name below:

Underwriter	Principal Amount
Barclays Bank PLC	$	•
BNP PARIBAS		•
Citigroup Global Markets Inc.		•

Total	$	•

The underwriters are obligated to purchase all of the bonds if they purchase any of the bonds.

The underwriters are offering the bonds, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the bonds, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the bonds directly to the public at the price to the public set forth on the cover page of this Supplement. After the bonds are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

We are offering the bonds for sale only in those jurisdictions in the United States, Europe and Asia other than Japan (subject to certain exceptions) where it is legal to make such offers.

Certain of the underwriters have agreed to act through their respective U.S. affiliate or other U.S. broker-dealer when offering the bonds for sale in the United States.

The bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (the “Financial Instruments and Exchange Act”) and are subject to the Act on Special Measures Concerning Taxation. Each underwriter has represented and agreed that (i) except where permitted under (ii) below, it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any of bonds in Japan, or to any person resident in Japan, including any corporation or entity organized under the laws of Japan; and (ii) it has not, directly or indirectly, offered or sold and will not (a) as part of its distribution at any time and (b) otherwise until forty days after the date of issue, directly or indirectly offer or sell any bonds in Japan or to, or for the benefit of, any person other than a Gross Recipient (as hereinafter defined). A “Gross Recipient” is (i) a beneficial owner that is, for Japanese tax purposes, not an individual resident of Japan, a Japanese corporation, or an individual non-resident of Japan or a non-Japanese corporation that is a specially-related party of JFC, (ii) a Japanese financial institution, designated in Article 3-2-2, Paragraph 29 of the Cabinet Order relating to the Act on Special Measures Concerning Taxation of Japan that will hold bonds for its own proprietary account, or (iii) an individual resident of Japan or a Japanese corporation whose receipt of interest on the bonds will be made through a payment handling agent in Japan as defined in Article 2-2, Paragraph 2 of the Cabinet Order relating to the Act on Special Measures Concerning Taxation of Japan.

Each of the underwriters has represented and agreed that the bonds subscribed by it will be subscribed by it as principal.

Each of the underwriters has agreed that it will not offer, sell or deliver any of the bonds, directly or indirectly, or distribute this Supplement or the SEC Base Prospectus or any other offering material relating to the bonds, in or from any jurisdiction outside the United States except under the circumstances that will to the best knowledge and belief of such underwriter result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on JFC or Japan except as set forth in the underwriting agreement.

Each underwriter has represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any bonds in circumstances in which section 21(1) of the FSMA does not apply to JFC or Japan; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

The bonds are a new issue of securities with no established trading market. We have been advised by the representatives of the underwriters that the representatives intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds. If an active public trading market for the bonds does not develop, the market price and liquidity of the bonds may be adversely affected.

In connection with the offering, the underwriters may purchase and sell the bonds in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of bonds than they are required to purchase in the offering. The underwriters may close out any short position by purchasing bonds in the open market. A short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the bonds in the open market prior to the completion of the offering. The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased bonds sold by or for the account of that underwriter in stabilizing or short covering transactions. Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the bonds. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the bonds. As a result, the price of the bonds may be higher than the price that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.

Our expenses, other than underwriting discounts and commissions, in connection with this offering are estimated to be approximately $ •, which include our reimbursement of certain of the underwriters’ expenses in connection with this offering, which are estimated to be approximately $•.

We and Japan have agreed severally to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of certain liabilities.

Certain of the underwriters from time to time have performed various investment and commercial banking services for us in the ordinary course of their business. We may engage in a hedging transaction directly or indirectly with one or more of the representatives in connection with the bonds offered hereby.

We expect that delivery of the bonds will be made on or about •, 2010, which is the • U.S. business day following the date of this Supplement (this settlement cycle being referred to as (“T+ •”)). Under Rule 15c6-1 of the Commission under the Exchange Act, trades in the secondary market generally are required to settle in three (3) business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this Supplement or the next succeeding three (3) business days will be required, by virtue of the fact that the bonds initially will settle in T+ •, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

VALIDITY OF SECURITIES

The validity of the bonds and of the guarantee is being passed upon on behalf of us and Japan by Nagashima Ohno & Tsunematsu. The validity of the bonds and of the guarantee is being passed upon on behalf of the underwriters by Sullivan & Cromwell LLP. In giving their opinions, Sullivan & Cromwell LLP may rely as to matters of Japanese law upon the opinion of Nagashima Ohno & Tsunematsu, and Nagashima Ohno & Tsunematsu may rely as to matters of New York law upon the opinion of Sullivan & Cromwell LLP.

AUTHORIZED AGENTS IN THE UNITED STATES

As of the date of this Supplement, our authorized agent in the United States, for the purpose of the Securities Act, is Toru Odaka, whose address is: Representative Office in New York, Japan Bank for International Cooperation, 712 Fifth Avenue, 26th Floor, New York, New York 10019. The authorized agents for Japan are Osamu Nakamura located at: Ministry of Finance, Government of Japan, New York Representative Office, 140 Broadway, 18th Floor, New York, New York 10005 and Yoshiyuki Tahara, located at: Embassy of Japan, 2520 Massachusetts Avenue, N.W., Washington D.C. 20008.

GENERAL INFORMATION

The listing of the bonds on the Official List of the UK Listing Authority will be expressed as a percentage of their principal amount, exclusive of accrued interest. It is expected that listing of the bonds on the Official List of the UK Listing Authority and admission of the bonds to trading on the Regulated Market of the London Stock Exchange will be granted on or about •, 2010. Prior to official listing and admission to trading, however, dealings will be permitted by the London Stock Exchange in accordance with its rules. Transactions will normally be effected for settlement in U.S. dollars and for delivery on the third working day after the day of the transactions.

We expect, but are not obligated to holders of the bonds, to maintain listing of the bonds on the Official List of the UK Listing Authority and admission of the bonds to trading on the London Stock Exchange’s Regulated Market. In connection with the listing, the UKLA Approved Prospectus will be published on the website of the Regulatory News Service, operated by the London Stock Exchange, at www.londonstockexchange.com/en-gb/pricesnews/marketnews/. Changed circumstances, including changes in listing requirements, could result in suspension or removal of the listing of the bonds on the London Stock Exchange’s Regulated Market, or cause us to conclude that continued listing of the bonds on the London Stock Exchange’s Regulated Market is impossible, impracticable or unduly burdensome, in which case, we may take steps to procure the delisting of the bonds from the Official List of the UK Listing Authority and withdrawal of admission to the London Stock Exchange’s Regulated Market. In such event, we may, but are not required to, seek an alternative admission to listing, trading and/or quotation for the bonds by another listing authority, exchange and/or system within or outside the European Union, as we may decide. An alternative admission may not be available to us or may, in our opinion, be unduly burdensome. Alternatively, we may take steps to transfer the admission to trading of the bonds to an exchange-regulated market (a market which is not a regulated market for the purposes of the Markets in Financial Instruments Directive) within the London Stock Exchange or elsewhere in the European Union.

Notice of any delisting and/or alternative listing will be given as described in “Description of the Bonds and Guarantee—Notices”, and a copy of the notice will be provided to the UK Listing Authority and the London Stock Exchange. Although there is no assurance as to the liquidity of the bonds on the London Stock Exchange, delisting of the bonds or the transfer of admission or admission to trading of the bonds to an exchange-regulated market in the European Union may have a material effect on the ability of a bondholder to continue to hold the bonds and/or to resell the bonds held by it in the secondary market.

Except as disclosed on pages S-13 to S-19 and in the Japan 18-K 2009, there has been no significant change in Japan’s public finance and trade data since March 31, 2009.

On •, 2010 (Tokyo time), the Minister of Finance of Japan consented to give Japan’s guarantee with respect to the bonds, upon our application dated •, 2010. The bonds are issued pursuant to a decision of the Board of Directors of JFC on March 23, 2010.

The bonds have been accepted for clearance through Euroclear and Clearstream, Luxembourg (Common Code: 050584542; ISIN: XS0505845429). The address of DTC is 55 Water Street, New York, N.Y., 10041. The address of Euroclear is 1 Boulevard du Roi Albert II, B-1210 Brussels, Belgium. The address of Clearstream, Luxembourg is 42 Avenue JF Kennedy, L-1855 Luxembourg.

The bonds are assigned a rating of • by Moody’s Investors Service, Inc. and a rating of • by Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. A rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time by the relevant rating organization.

We are not, and the Predecessor and the Other Predecessors have not been, involved in any governmental, legal, or arbitration proceedings (including any such proceedings which are pending or threatened, of which we are aware) during the 12 months preceding the date of this Supplement which may have, or have had in the recent past, significant effects on JFC’s, the Predecessor’s or the Other Predecessors’ financial position.

Japan is not and has not been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which Japan is aware) during the 12 months preceding the date of this Supplement which may have, or have had in the recent past, significant effects on Japan’s financial position.

The contact address and telephone number for JFC for the purposes of this Supplement is Capital Markets and Funding Division, Treasury Department, JBIC, 4-1, Ohtemachi 1-chome, Chiyoda-ku, Tokyo 100-8144, Japan, telephone: 81-3-5218-3304.

The contact address and telephone number for Japan for the purposes of this Supplement is Market Finance Division, Financial Bureau, Ministry of Finance, 3-1-1 Kasumigaseki, Chiyoda-ku, Tokyo 100-8940, Japan, telephone: 81-3-3581-4111.

The Commission maintains an Internet site (http://www.sec.gov) that contains reports and other information regarding issuers that file electronically with the Commission. Our Internet site is http://www.jfc.go.jp. The information on the website is not incorporated by reference into this Supplement or the SEC Base Prospectus.

The names of JFC’s directors and corporate auditors are as follows:

Governor & CEO
Shosaku Yasui

Deputy Governor
Koichi Hosokawa

President & CEO, JBIC
Hiroshi Watanabe

Senior Managing Directors
Ryuhei Katsuno
Masatoshi Sakano
Yoshihiko Murase
Yoshihiko Morita, Deputy President, JBIC

Managing Directors
Kazuhiko Bando
Masaki Omura, Managing Director, JBIC
Hiromichi Tanigawa
Yasutaka Tobita
Yoshio Nakamura
Akira Fujitsuka
Takuo Murase

Executive Directors
Fumio Hoshi, Executive Director, JBIC
Tetsuo Matsui
Toshio Matsumoto
Hiromi Minagawa
Masaharu Miyahara
Hiroo Motegi
Kunio Nakamura
Sachiko Hayakawa

Auditors
Katsufumi Nomura
Yoichiro Iwakiri
Toshio Ikeda
Nobuko Takahashi

All of the officers are engaged by JFC on a full-time basis except for Kunio Nakamura, Sachiko Hayakawa, Toshio Ikeda and Nobuko Takahashi.

We estimate that the amount of total expenses related to the admission of the bonds to trading on the Regulated Market of the London Stock Exchange to be approximately $•.

Where information in this Supplement has been sourced from third parties, this information has been accurately reproduced and as far as we are aware and able to ascertain from information published by such third parties, no facts have been omitted which would render the reproduced information inaccurate or misleading. The source of third party information is identified where used.

Copies of the following documents may be inspected in hard copy form on any weekday, Saturdays and public holidays excepted, during normal business hours, and you may obtain copies of the annual reports and audited financial statements referred to in (ii), (iii) and (vii) below, for a period of 12 months from the date hereof at the office of the fiscal agent at 12-15 Finsbury Circus, London EC2M 7BT:

(i)	an English translation of the JFC Law;

(ii)	a copy of this Supplement and the SEC Base Prospectus (including all documents incorporated herein by reference);

(iii)	the fiscal agency agreement (or, pending execution of the fiscal agency agreement, a draft subject to modification);

(iv)	the executed guarantee; and

(v)	Japan’s Annual Report on Form 18-K for the year ended March 31, 2009 containing Japan’s financial information for the fiscal years ended March 31, 2008 and 2009 and Japan’s Budget for the fiscal year ending March 31, 2010.

Copies of the final form of the fiscal agency agreement and the guarantee will be available, so long as any bonds are outstanding, for inspection at the specified offices of the fiscal agent in London.

The bonds will bear the following legends:

“Interest payments on this security will be subject to Japanese withholding tax unless the holder establishes that this security is held by or for the account of a holder that is (i), for Japanese tax purposes, not an individual resident of Japan, a Japanese corporation, or an individual non-resident of Japan or a non-Japanese corporation that is a party having a special relationship with Issuer as described in Article 6, Paragraph 4 of the Act on Special Measures Concerning Taxation of Japan (a “specially-related party of Issuer”), or (ii) a designated Japanese financial institution described in Article 6, Paragraph 9 of the Act on Special Measures Concerning Taxation of Japan which complies with the requirement for tax exemption under that paragraph.

Interest payments on this security to an individual resident of Japan, to a Japanese corporation not described in the preceding paragraph, or to an individual non-resident of Japan or a non-Japanese corporation that is a specially-related party of Issuer will be subject to deduction in respect of Japanese income tax at a rate of 15 per centum of the amount specified in subparagraphs (A) or (B) below, as applicable:

(A)	if interest is paid to an individual resident of Japan, to a Japanese corporation, or to an individual non-resident of Japan or a non-Japanese corporation that is a specially-related party of Issuer (except as provided in subparagraph (B) below), the amount of such interest; or

(B)	if interest is paid to a public corporation, a financial institution or a financial instruments business operator, etc. through a payment handling agent in Japan, as provided in Article 3-3, Paragraph 6 of the Act on Special Measures Concerning Taxation of Japan in compliance with the requirement for tax exemption under that paragraph, the amount of such interest minus the amount provided in the Cabinet Order relating to said Paragraph 6.”

A Japanese resident or a Japanese entity with a payment handling agent in Japan for receiving payment of interest on the bonds is exempt from withholding tax by JFC, but withholding tax will be deducted by such payment handling agent unless certain exemptions are applicable. Failure to notify the paying agent of such tax exemption status due to receipt of interest through a payment handling agent in Japan in a timely manner may result in certain double withholding tax.

The EU has adopted a Council Directive (Council Directive 2003/48/EU, the “Savings Tax Directive”) regarding the taxation of savings income. The Savings Tax Directive requires Member States to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person to an individual in another Member State, except that Austria, Belgium and Luxembourg will instead impose a withholding system for a transitional period unless, during such period, they elect otherwise. A number of non-European countries and territories, including Switzerland, have agreed to adopt similar measures (a withholding system in the case of Switzerland) in response to the Savings Tax Directive.

P R O S P E C T U S

The Japan Finance Corporation

(Issuer)

Japan

(Guarantor)

$8,000,000,000

Debt Securities

The Japan Finance Corporation (“JFC”) may offer any combination of debt securities from time to time in one or more offerings. JFC will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement. JFC established a separate international arm that is to solely and exclusively conduct the international financial operations of JFC, which continues to be operating under the name of “Japan Bank for International Cooperation” or “JBIC”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 17, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that JFC and Japan filed with the Securities and Exchange Commission (the “Commission”) under a “shelf” registration process. Under this shelf process, JFC may, from time to time, sell debt securities (“Debt Securities”) described in this prospectus in one or more offerings up to a total dollar amount of $8,000,000,000. This prospectus provides you with a general description of the Debt Securities JFC may offer. Each time JFC sells securities under this shelf process, JFC will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest, you should read both this prospectus and the relevant prospectus supplement together with additional information under the heading “Where You Can Find More Information”.

Issuance of any guarantee by Japan of any Debt Securities will be subject to limits imposed by annual budgetary authorizations set by the Japanese Diet. In addition, each particular issue of Debt Securities will require authorization by Japan of any guarantee of such Debt Securities on a case-by-case basis.

None of JFC, Japan or the underwriters of the Debt Securities to which any particular prospectus supplement relates has authorized any dealer, salesman or other person to give any information or to make any representation not contained in this prospectus or such a prospectus supplement. If any such dealer, salesman or other person has given or made such information or representation, you must not rely upon such information or representation as having been authorized by JFC, Japan or such underwriters. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the Debt Securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

ii

WHERE YOU CAN FIND MORE INFORMATION

JFC and Japan file, and JFC’s predecessor, Japan Bank for International Cooperation (the “Predecessor”), and Japan have filed annual reports, amendments to annual reports and other information with the Commission. These reports and amendments include certain financial, statistical and other information about JFC, the Predecessor and Japan, and may be accompanied by exhibits. You may read and copy any document JFC and Japan file, and the Predecessor and Japan have filed, with the Commission at the Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may also obtain copies of the same documents from the public reference room in Washington, D.C. by paying a fee. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, the Commission maintains an Internet site (www.sec.gov) that contains reports and other information regarding issuers that file electronically with the Commission.

The Commission allows JFC and Japan to “incorporate by reference” the information JFC and Japan file, and the Predecessor and Japan have filed, with the Commission, which means that JFC and Japan can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. JFC and Japan incorporate by reference the documents listed below and any future filings made with the Commission to the extent such filings indicate that they are intended to be incorporated by reference:

•	the Predecessor’s Annual Report on Form 18-K for the year ended March 31, 2008, filed on September 29, 2008; and

•	Japan’s Annual Report on Form 18-K for the year ended March 31, 2008, filed on August 20, 2008.

Each time JFC or Japan files a document with the Commission that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. JFC and Japan have not authorized anyone else to provide you with different or additional information. JFC and Japan are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the dates set forth on the respective cover pages of these documents.

You may request a copy of the annual reports, amendments to annual reports and other information mentioned above by writing or calling JFC. Written requests for such documents should be directed to Japan Bank for International Cooperation (JBIC), the international arm of The Japan Finance Corporation, 1-4-1 Otemachi, Chiyoda-ku, Tokyo 100-8144, Japan, Attention: Press and External Affairs Division, Corporate Planning Department, JBIC. JFC’s general telephone number is 81-3-5218-3100. The Internet site of JFC is http://www.jbic.go.jp/en/ and http://www.jfc.go.jp/english/index.html. The information on the website is not incorporated by reference into this prospectus.

THE JAPAN FINANCE CORPORATION

JFC is a joint stock corporation organized under the laws of Japan. JFC was established on October 1, 2008, and succeeded to the assets, and assumed the obligations, in each case other than those of the Overseas Economic Cooperation Operations and certain minor assets to which the Japanese government succeeded, of the Predecessor, and also succeeded to the assets, and assumed the obligations, in each case other than certain minor assets to which the Japanese government succeeded, of the National Life Finance Corporation, the Japan Finance Corporation for Small and Medium Enterprise and the Agriculture, Forestry and Fisheries Finance Corporation (collectively, the “Other Predecessors”) pursuant to the Japan Finance Corporation Law (Law No. 57 of 2007) (the “JFC Law”). The assets and obligations of the Overseas Economic Cooperation Operations of the

Predecessor were transferred to the Incorporated Administrative Agency—the Japan International Cooperation Agency. JFC established a separate international arm that is to solely and exclusively conduct the international financial operations of JFC, which continues to be operating under the name of “Japan Bank for International Cooperation” or “JBIC” pursuant to the JFC Law. The Predecessor and the Other Predecessors were abolished as of October 1, 2008.

Purpose and Authority

The JFC Law provides that JFC’s purpose is to contribute to the sound development of Japan and the international economy and society and to the improvement of the quality of national life, by taking responsibility for (i) the financial function to provide fund procurement assistance to the general public, small and medium enterprises and those engaged in agriculture, forestry and fishery and (ii) the financial function to promote overseas development and securement of resources which are important for Japan and to maintain and improve the international competitiveness of Japanese industries, also providing the financial services which are necessary to take appropriate measures with respect to disruptions to domestic or international financial order or damages caused by large-scale natural disasters, acts of terrorism, medical epidemics, etc., and furthermore enabling financial institutions, such as banks, to provide such necessary financial services in a timely and smooth manner, while having the objective of supplementing the financial transactions implemented by ordinary financial institutions.

Government Control and Supervision

The Japanese Government shall, at all times, hold the total number of outstanding shares of JFC, as required by the JFC Law. JFC’s operations, including appointment of directors, business plans and issuance of new debt securities, are subject to the supervision of the Minister of Finance, Minister of Health, Labor and Welfare, Minister of Economy, Trade and Industry, and Minister of Agriculture, Forestry and Fisheries in accordance with Article 64 of the JFC Law, and the Financial Operations for Facilitating Realignment of U.S. Forces in Japan are subject to the supervision of the Minister of Finance and the Minister of Defense. The Government Agencies Budget, which the Minister of Finance formulates and which is subject to approval by the Diet, includes JFC’s annual budget of revenues and expenditures.

Operations

Under the JFC Law, JFC conducts operations that are basically the same as those formerly conducted by the Predecessor (with respect to its International Financial Operations and Financial Operations for Facilitating Realignment of U.S. Forces in Japan) and the Other Predecessors. JFC is responsible for (i) providing Japanese corporations with export loans, import loans, overseas investment loans, untied loans, guarantees, securitizations and equity participation in overseas projects providing financial assistance to most of the parties to which the Predecessor and the Other Predecessors used to provide financial assistance; (ii) providing financing to micro, small and medium enterprises; and (iii) providing long-term, low-interest loans to develop agriculture, forestry, fisheries and a stable food supply.

Under the JFC Law, JFC established a separate international arm that is to solely and exclusively conduct the international financial operations of JFC by having a separate account for each category of its operations. The international arm of JFC continues to be operating under the name of “Japan Bank for International Cooperation” or “JBIC”. This is intended to enable JFC to operate on its own expertise and initiative with respect to the international financial operations of JFC (“JBIC Operations”), which it inherited from the Predecessor, and to preserve the international trust and confidence that the Predecessor enjoyed, pursuant to the JFC Law.

Consistently with the JFC Law, JFC considers whether or not to provide long-term financing and related services to a qualified project which meets relevant criteria, including financial viability. JFC raises funds mainly by borrowing from the Japanese government, and also issuing both Japanese government guaranteed bonds and non-guaranteed bonds.

Organizational Structure

Management

JFC’s board of directors has the ultimate responsibility for the administration of its affairs. JFC’s articles of incorporation provide for a board of directors of not more than 22 directors and provide for not more than five corporate auditors. All directors and corporate auditors are elected by the Japanese government as JFC’s sole shareholder at the shareholder’s general meetings, but the election of each director and corporate auditor is subject to approval of the competent minister in accordance with the JFC Law. The normal term of office for directors is two years, and the normal term of office for corporate auditors is four years, but directors and corporate auditors may serve any number of consecutive terms. The board of directors may elect from among its members, a Governor, two Deputy Governors, several Senior Managing Directors and several Managing Directors. The Governor acts as the chairperson at the shareholder’s general meeting. One of the Deputy Governors (the “President & CEO, JBIC”) presides over the JBIC Operations. The board of directors also elects one or more representative directors from among its members, but such election is subject to the approval of the competent minister. Each of the Governor, Deputy Governor, President & CEO, JBIC and Senior Managing Directors has the authority to represent JFC in the conduct of its affairs.

The corporate auditors, or auditors, form the board of corporate auditors. The board of corporate auditors has a statutory duty to prepare and submit an audit report to the board of directors each year based on the audit reports issued by the individual corporate auditors that year. The board of corporate auditors is empowered to establish audit principles, the method of examination by the corporate auditors of JFC’s affairs and financial position and any other matters relating to the performance of the corporate auditors’ duties.

JFC is required to appoint, and has appointed, independent auditors, who have the statutory duties of examining the financial statements, prepared on a basis consistent with accounting principles generally accepted in Japan, to be submitted to the shareholders by a representative director, and preparing their audit report thereon. JFC has selected its independent auditors to audit the financial statements for the six-month period ending March 31, 2009, which is JFC’s initial fiscal period.

JFC’s initial directors and corporate auditors, elected on October 1, 2008, are as follows:

Name	Title
Shosaku Yasui	Governor & CEO

Koichi Hosokawa	Deputy Governor

Hiroshi Watanabe	President & CEO, JBIC

Ryuhei Katsuno	Senior Managing Director

Masatoshi Sakano	Senior Managing Director

Yoshihiko Murase	Senior Managing Director

Yoshihiko Morita	Senior Managing Director (Deputy President, JBIC)

Kazuhiko Bando	Managing Director

Masaki Omura	Managing Director (Managing Director, JBIC)

Hiromichi Tanigawa	Managing Director

Yasutaka Tobita	Managing Director

Yoshio Nakamura	Managing Director

Akira Fujitsuka	Managing Director

Takuo Murase	Managing Director

Fumio Hoshi	Executive Director (Executive Director, JBIC)

Name	Title
Tetsuo Matsui	Executive Director

Toshio Matsumoto	Executive Director

Hiromi Minagawa	Executive Director

Masaharu Miyahara	Executive Director

Hiroo Motegi	Executive Director

Kunio Nakamura	Executive Director

Sachiko Hayakawa	Executive Director

Katsufumi Nomura	Auditor

Yoichiro Iwakiri	Auditor

Toshio Ikeda	Auditor

Eiko Shinotsuka	Auditor

JAPAN

Japan is a mountainous island country in the western Pacific, with a population of over 127 million. Japan has a parliamentary form of government. The Diet, which consists of a House of Representatives and a House of Councillors, holds the legislative power.

APPLICATION OF PROCEEDS

JFC will use the net proceeds from the sale of the Debt Securities solely and exclusively for the JBIC Operations, which are conducted under the name of “Japan Bank for International Cooperation” or “JBIC”. The proceeds shall be administered in the account of the JBIC Operations, separately from the respective accounts of the other domestic financial operations of JFC, in accordance with the JFC Law.

DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEE

The following is a brief summary of the terms and conditions of the Debt Securities and the Fiscal Agency Agreement or Agreements pursuant to which they will be issued (the “Fiscal Agency Agreement”). JFC has filed or will file copies of the forms of Debt Securities and the form of Fiscal Agency Agreement as exhibits to the registration statement of which this prospectus is a part. The following summary does not purport to be complete, and you should refer to such exhibits for more complete information.

General

From time to time, JFC may authorize and issue Debt Securities in one or more series. The prospectus supplement that relates to your Debt Securities will specify the following terms:

•	The designation, aggregate principal amount, currency, any limitation on such principal amount and authorized denominations;

•	The percentage of their principal amount at which such Debt Securities will be issued;

•	The maturity date or dates;

•	The interest rate or rates, if any, which may be fixed or variable, and the dates for payment of interest, if any;

•	The paying agencies where payments of principal, premium, if any, and interest, if any, will be made;

•	Any optional or mandatory redemption terms or repurchase or sinking fund provisions; and

•	Other specific provisions.

If JFC issues any Debt Securities at an original issue discount or payable in a currency other than the United States dollar, the prospectus supplement relating to such Debt Securities will also describe special U.S. federal income tax and other considerations applicable to such Debt Securities.

JFC and Japan will appoint a fiscal agent (the “Fiscal Agent”) or agents in connection with the Debt Securities. The Fiscal Agency Agreement will set forth the Fiscal Agent’s duties. The Fiscal Agent will be a bank or trust company named in the applicable prospectus supplement, but JFC and Japan may replace the Fiscal Agent and may appoint different fiscal agents for different series of Debt Securities. JFC and Japan may maintain deposit accounts and conduct other banking and financial transactions with the Fiscal Agent. The Fiscal Agent is the agent of JFC and Japan, is not a trustee for the holders of Debt Securities and does not have the same responsibilities or duties to act for such holders as would a trustee.

Rank of Debt Securities

The Debt Securities will be our direct, unsecured debt securities obligations and rank pari passu and be payable without any preference among themselves and at least equally with all of our other unsecured debt securities obligations from time to time outstanding, which rank senior to our unsecured general obligations not represented by debt securities, provided, however, that certain obligations in respect of national and local taxes and certain preferential rights granted by, among others, the Japanese Civil Code to certain specified types of creditors, such as preferential rights of employees to wages, will have preference.

Guarantee of Japan

Japan will unconditionally guarantee payment of principal of and premium, if any, and interest on the Debt Securities. The guarantee will be a general obligation of Japan, and Japan will pledge its full faith and credit for the performance of the guarantee. The guarantee will rank equally in right of payment with all other general obligations of Japan without any preference one above the other by reason of priority of date of issue or otherwise. Japan will agree that the guarantee may be enforced, in the event of default by JFC, without making prior demand upon or seeking to enforce remedies against JFC.

Issuance of any such guarantee will be subject to limits imposed by annual budgetary authorizations set by the Japanese Diet. In addition, each particular issue of Debt Securities will, on a case-by-case basis, necessitate the obtaining of authorization by Japan of any such guarantee.

Redemption

If the Debt Securities of a series provide for mandatory redemption, or redemption at the election of JFC, such redemption shall be on at least 30 days’ notice. In event of redemption in part, the Fiscal Agent will select the Debt Securities to be redeemed by lot or in any usual manner it approves. The Fiscal Agent will mail notice of such redemption to holders of registered Debt Securities of such series, to their last addresses as they appear on the register of the Debt Securities of such series.

Japanese Taxation

The following description of Japanese taxation (limited to national taxes) applies to interest on the Debt Securities issued by JFC on or before March 31, 2010 outside Japan and payable outside Japan as well as to certain aspects of capital gains, inheritance and gift taxes. You should note that the following description of Japanese taxation is not exhaustive.

Tax Withholding Rules.    Certain recipients of interest on the Debt Securities are subject to the following Japanese tax withholding rules:

•	If the recipient of interest on any Debt Securities is:

•	A non-resident of Japan with no permanent establishment within Japan;

•	A non-Japanese corporation with no permanent establishment within Japan; or

•

A non-resident of Japan or non-Japanese corporation with a permanent establishment within Japan, but the receipt of interest on the relevant Debt Securities is not attributable to the business carried on within Japan by such recipient through such permanent establishment, then, no Japanese income or corporate tax is payable with respect to such interest by way of withholding or otherwise, if such recipient complies with certain requirements. Such requirements include:

•

If the relevant Debt Securities are held through a certain participant (“Participant”) in an international clearing organization such as Euroclear System, Clearstream Banking, société anonyme, or a certain financial intermediary prescribed by Act on Special Measures Concerning Taxation of Japan and the relevant cabinet order thereunder (such Act, cabinet order and the related ministerial regulation are called the “Act”), the requirement to provide certain information prescribed by the Act (“Interest Recipient Information”) to enable the Participant to establish that the recipient is exempt from the requirement for Japanese tax to be withheld or deducted; and

•

If the relevant Debt Securities are not held through a Participant, the requirement to submit to the Fiscal Agent (or a separate paying agent, if one is appointed) a written application for exemption from withholding tax (the “Written Application for Tax Exemption”), together with certain documentary evidence.

Failure to comply with the requirements described above will result in the withholding by JFC of income tax at the rate of 15% unless any lower rate or exemption is applicable under the relevant tax treaty between Japan and another country. In order to avail themselves to such reduced rate of, or exemption from, Japanese withholding tax under any applicable tax treaty, non-residents of Japan or non-Japanese corporations that are entitled to a reduced rate of Japanese withholding tax or exemption from Japanese withholding tax on payment of interest by JFC are required to submit an “Application Form for Income Tax Convention regarding Relief from Japanese Income Tax on Interest” (as well as any other required forms and documents) in advance through JFC to the relevant tax authority before payment of interest.

•	If the recipient of interest on any Debt Securities is:

•	A Japanese bank;

•	A Japanese insurance company;

•	A Japanese financial instruments business operator; or

•

Any other Japanese financial institution that falls under one of certain categories prescribed by the relevant cabinet order under Article 6, Paragraph 8 of Act on Special Measures Concerning Taxation (each a “Designated Financial Institution”), and such recipient complies with, among others, the requirement to provide the Interest Recipient Information or to submit the Written Application for Tax Exemption, as the case may be, no income tax will be imposed by way of withholding or otherwise. The recipient will, however, be subject to normal corporate tax with respect to such interest.

•	If the recipient of interest on any Debt Securities is:

•	A non-resident of Japan with a permanent establishment within Japan; or

•	A non-Japanese corporation with a permanent establishment within Japan,

and the receipt of interest is attributable to the business carried on within Japan by the recipient through such permanent establishment, then such interest will not be subject to the withholding by JFC of income tax at the rate of a 15%, provided, however, that the recipient may be required to provide the Interest Recipient Information or to submit the Written Application for Tax Exemption, as the case may be. The amount of such interest will, however, be included in the recipient’s other Japanese source income which is subject to Japanese taxation, and will be subject to normal income tax or corporate tax, as the case may be.

•	If the recipient of interest on any Debt Securities is a resident of Japan or a Japanese corporation other than any of the following institutions that complies with the requirement described below:

•	Japanese banks;

•	Japanese insurance companies;

•	Japanese financial instruments business operators;

•

other Japanese financial institutions that fall under certain categories prescribed by the relevant cabinet order under Article 3-3, Paragraph 6 of Act on Special Measures Concerning Taxation (such institutions, together with Japanese banks, insurance companies and financial instruments business operators, are called “Specified Financial Institutions”); or

•	Japanese public corporations designated by the relevant law (“Public Corporations”),

and such recipient receives payment of interest through certain Japanese payment handling agents (“Japanese Payment Handling Agents”), such agents will withhold income tax at the rate of 15%. As JFC is not in a position to know in advance the recipient’s status, the recipient of interest falling under this category should inform JFC through the paying agent of its status in a timely manner. Failure to do so may result in double withholding. An individual recipient that receives interest through a Japanese Payment Handling Agent will be subject only to such withholding tax. In the case of other recipients who are individual residents of Japan (other than those referred to in the immediately preceding sentence) or Japanese corporations referred to in the beginning of this paragraph, such recipient must include the amount of interest in the recipient’s gross income and will be subject to normal income tax or corporate tax, as the case may be.

•	If the recipient of interest on any Debt Securities is:

•

A Public Corporation that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, a Japanese Payment Handling Agent with custody of the Debt Securities (the “Japanese Custodian”); or

•	A Specified Financial Institution that keeps such Debt Securities deposited with, and receives the interest on such Debt Securities through, the Japanese Custodian,

and such recipient submits through the Japanese Custodian, to the competent tax authority, the report prescribed by the Law, no income tax will be imposed by way of withholding or otherwise on such portion of interest as is prescribed by the relevant cabinet order as that which is corresponding to the period the Debt Securities were held by such recipient, but if the recipient is a Specified Financial Institution, the recipient will be subject to normal corporate tax with respect to such interest. However, since JFC is not in a position to know in advance the recipient’s withholding tax exemption status, the recipient of interest falling under this category should inform JFC through the paying agent of its status in a timely manner. Failure to so notify JFC may result in the withholding by JFC of a 15% income tax. Any amount of interest received by such recipient in excess of the non- taxable portion described above will be subject to the withholding by the Japanese Custodian of income tax at the rate of 15%. If the recipient of interest on any Debt Securities is a resident of Japan or a Japanese corporation (except for a Designated Financial Institution which complies with the requirements described above) and receives interest not through a Japanese Payment Handling Agent income tax at the rate of 15% will be withheld by JFC.

Capital Gains, Inheritance and Gift Taxes.    Gains derived from the sale outside Japan of Debt Securities by a non-resident of Japan or a non-Japanese corporation not having a permanent establishment in Japan are generally not subject to Japanese income or corporate tax. An individual, regardless of his or her residency, who has acquired Debt Securities as legatee, heir or donee from an individual may be required to pay Japanese inheritance or gift tax at progressive rates.

United States Taxation

This section describes the material United States federal income tax consequences of owning Debt Securities. It is the opinion of Sullivan & Cromwell LLP. It applies to you only if you acquire Debt Securities in the offering at the offering price and you hold your Debt Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Debt Securities that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns Debt Securities as part of a straddle or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Debt Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Debt Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Debt Securities.

For special United States federal income tax and other considerations applicable to particular issues of Debt Securities (such as Debt Securities issued with original issue discount or Debt Securities denominated in a currency other than the United States dollar), you should read a further description of such considerations in the prospectus supplement relating thereto. You should note that the following description of United States taxation is not exhaustive.

Please consult your own tax advisor concerning the consequences of owning the Debt Securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders.    You are a United States holder if you are a beneficial owner of a Debt Security and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

You will be taxed on interest on your Debt Security as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. Interest paid by JFC on the Debt Securities constitutes income from sources outside the United States, subject to the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest will, depending on your circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit allowable to you.

Your tax basis in your Debt Security will generally be the cost of your Debt Security. You will generally recognize gain or loss on the sale or retirement of your Debt Security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your Debt Security. You will recognize capital gain or loss when you sell or retire your Debt Security, except to the extent attributable to accrued but unpaid interest. Capital gain of a non-corporate United States holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

Non-United States Holders.    Subject to the discussion of backup withholding below, interest on the Debt Securities is currently exempt from United States federal income tax if paid to:

•	an individual who is not a citizen or resident of the United States, whether or not such individual is engaged in trade or business in the United States; or

•	a corporation organized under the laws of a country other than the United States, whether or not such corporation is engaged in trade or business in the United States,

unless:

•	the corporation is an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the United States Internal Revenue Code; or

•

the individual or corporation has an office or other fixed place of business in the United States to which the interest is attributable, the interest is derived in the active conduct of a banking, financing or similar business within the United States, and certain other conditions exist.

A beneficial owner of a Debt Security will not be subject to United States federal income tax on any gain realized on the sale or retirement of a Debt Security if the beneficial owner is:

•	a non-resident alien individual; or

•	a foreign corporation, foreign partnership, or an estate or trust that in either case is not subject to United States federal income tax on a net income basis in respect of a Debt Security,

unless:

•	such gain is effectively connected with the conduct by the holder of a United States trade or business; or

•

in the case of an individual, the holder is present in the United States for 183 days or more during the taxable year in which such gain is realized and either the holder has a “tax home” in the United States or the gain is attributable to an office or other fixed place of business maintained by the holder in the United States.

The Debt Securities are not includible in the gross estate for purposes of the United States estate tax in the case of a nonresident of the United States who was not a citizen of the United States at the time of death.

Backup Withholding and Information Reporting.    Backup withholding and certain information reporting requirements may apply to payments of principal and any premium and interest on the Debt Securities made to certain non-corporate holders if such payments are made or are considered made in the United States (including payments made by wire transfer from outside the United States to an account maintained by the holder with the Fiscal Agent or paying agent in the United States). If the conditions relating to place of payment are satisfied, non-resident alien individuals are generally exempt from backup withholding and reporting requirements (assuming that the gain or income is otherwise exempt from United States federal income tax) but may be required to comply with certification and identification procedures in order to prove their exemption. Similar rules requiring reporting and withholding with respect to gross sale proceeds will apply to a person who sells a Debt Security through a United States office of a broker. In addition, information reporting (but not backup withholding) will apply to a person that sells a Debt Security through any of the following persons or entities, unless the holder provides documentary evidence of non-U.S. status or otherwise establishes an exemption:

•	a non-United States office of a United States broker;

•

a non-United States office of a broker that is a controlled foreign corporation for United States tax purposes or that is a person 50% or more of whose income for a specified period is effectively connected with a United States trade or business; or

•

a foreign partnership, if at any time during its taxable year one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital, or if at any time during its taxable year such foreign partnership is engaged in a United States trade or business.

Acceleration of Maturity

With respect to any series of Debt Securities, in case of the following types of default, each Debt Security of such series will become due and payable at the option of the holder of such Debt Security upon written notice to the Fiscal Agent, unless all defaults shall have been cured prior to the receipt of such notice by the Fiscal Agent:

•

Default in any payment, when due, of principal (if due in installments) or premium, if any, or interest on any of the Debt Securities of such series, or, if such series is entitled to a sinking fund, in the deposit, when due, of any sinking fund payment, and continuance of such default for a period of 30 days;

•

Default in the performance by JFC or by Japan of any other obligation contained in the Debt Securities of such series or in the related guarantee of Japan, and the continuance of such default for a period of

60 days following written notice thereof to JFC or Japan, as the case may be, by the holders of 25% or more in aggregate principal amount of the then outstanding Debt Securities of such series;

•

Acceleration of the types of indebtedness of JFC that are described below, for borrowed moneys exceeding in the aggregate $50,000,000 or its equivalent in any other currency or currencies, as a result of a default by any person or any event treated in effect as a default, and the non-occurrence of (i) any contest in good faith by JFC against the acceleration or (ii) the rescission or annulment of the acceleration, for a period of 90 days following written notice thereof to JFC by the holders of 25% or more in aggregate principal amount of the then outstanding Debt Securities of such series; or

•

Dissolution of JFC unless the obligations under the Debt Securities of such series are assumed by (i) Japan or (ii) an entity whose obligations under the Debt Securities of such series are guaranteed by Japan.

The types of indebtedness covered by the third bullet paragraph above are those in the form of, or represented by, bonds, notes, debentures or other securities, which (i) are, or may, at the option of the person entitled to such securities, be or become, denominated or payable in, or by reference to, a currency or currencies other than Japanese yen, (ii) are not repayable within three years from the date of their issue, otherwise than at the option, or due to the default, of JFC, and (iii) are, or are capable of being, quoted, listed or ordinarily traded on any stock exchange or in any over-the-counter securities market.

The Fiscal Agency Agreement will not require JFC to furnish to the Fiscal Agent periodic evidence as to the absence of default.

Governing Law

The Fiscal Agency Agreement, the Debt Securities and the guarantee of Japan will all provide that they shall be governed by, and interpreted in accordance with, the laws of the State of New York, except with respect to authorization and execution by JFC and Japan of the Fiscal Agency Agreement and the Debt Securities and the guarantee of Japan, as the case may be, and any other matters required to be governed by the laws of Japan.

Jurisdiction and Enforceability

JFC will effect the irrevocable appointment of the Fiscal Agent as its authorized agent upon which process may be served in any action based upon the Debt Securities (i.e., asserting rights set forth in the Debt Securities) which any holder of a Debt Security may institute in any State or Federal court in The City of New York. JFC will accept the jurisdiction of such court in such action. JFC will also waive irrevocably any immunity from jurisdiction (but not execution) to which it might otherwise be entitled in any action based upon the Debt Securities. The Fiscal Agent is not the agent for service for actions brought under the federal securities laws, and JFC’s waiver of immunity does not extend to such actions. Although Japan is subject to suit based upon the guarantee of the Debt Securities before the Tokyo District Court, Japan has not consented to the jurisdiction of any court outside Japan in connection with actions brought against it for any purpose in any way relating to the Debt Securities or its guarantee of the Debt Securities, has not appointed an agent for service of process in connection with any such action and has not agreed to waive any degree of sovereign immunity to which it may be entitled in any such action.

If you bring an action against JFC under federal securities laws or against Japan for any purpose, unless JFC or Japan (as the case may be) waives immunity with respect to such action, you would be able to obtain a United States judgment in such action against JFC or Japan, as the case may be, only if a court were to determine that the United States Foreign Sovereign Immunities Act of 1976, as amended, precludes the granting of sovereign immunity. Even if you could obtain a United States judgment in any such action under that Act, you may not be able to obtain a judgment in Japan based on such a United States judgment. Moreover, you may not be able to execute upon property of JFC or Japan located in the United States to enforce a judgment obtained under that Act except under the limited circumstances specified in that Act.

PLAN OF DISTRIBUTION

JFC may sell Debt Securities directly, to or through underwriters or through agents. Each prospectus supplement with respect to Debt Securities will set forth the terms of the offering of such Debt Securities, including the name or names of the underwriters or agents, the public offering price of such Debt Securities and the net proceeds to JFC from such sale, any underwriting discounts or other items constituting underwriters’ or agents’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.

If underwriters are used in the sale, they will acquire Debt Securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offer of Debt Securities to the public may take the form of an offer through underwriting syndicates represented by managing underwriters, or a direct offer by one or more investment banking firms or others, as designated. Unless the applicable prospectus supplement otherwise indicates, the obligations of the underwriters to purchase Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all Debt Securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

JFC may, directly or through agents it designates, sell Debt Securities from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of Debt Securities and set forth any commissions payable by JFC to such agent. Unless such prospectus supplement otherwise indicates, any such agent will be acting on a best efforts basis for the period of its appointment.

In compliance with guidelines of the Financial Industry Regulatory Authority, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

If the applicable prospectus supplement so indicates, JFC will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Debt Securities from JFC at the public offering price set forth in such prospectus supplement pursuant to “delayed delivery” contracts. Purchasers of Debt Securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of the Debt Securities on a date or dates stated in the applicable prospectus supplement. Such contracts will be subject only to those conditions set forth in such prospectus Supplement and such prospectus supplement will set forth the commission payable for solicitation of such contracts.

The applicable prospectus supplement will describe limitations on sales to certain persons of Debt Securities (including limitations imposed by relevant Japanese laws), if any.

Agents and underwriters may be entitled under agreements into which they enter with JFC to indemnification by JFC against certain civil liabilities, including liabilities under the United States Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect of such liabilities. Agents and underwriters may engage in transactions with or perform services for JFC in the ordinary course of business.

AUTHORIZED AGENTS IN THE UNITED STATES

The authorized agent in the United States for JFC, for purposes of the United States Securities Act of 1933, as amended, is Toru Odaka, whose address is: Representative Office in New York, Japan Bank for International Cooperation, the international arm of The Japan Finance Corporation, 712 Fifth Avenue, 26th Floor, New York, New York 10019. The authorized agent for Japan is Osamu Nakamura, whose address is: Ministry of Finance, Government of Japan, New York Representative Office, 140 Broadway, 18th Floor, New York, New York 10005.

VALIDITY OF SECURITIES

Nagashima Ohno & Tsunematsu, Tokyo, Japan, will pass upon the validity of each series of Debt Securities and the guarantee of such Debt Securities, and all other matters of Japanese law and procedure on behalf of JFC and Japan. Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of each series of Debt Securities and the guarantee of such Debt Securities. In giving their opinions, Sullivan & Cromwell LLP may rely as to all matters of Japanese law and procedure on the opinion of Nagashima Ohno & Tsunematsu, and Nagashima Ohno & Tsunematsu may rely as to matters of New York law upon the opinion of Sullivan & Cromwell LLP.

FURTHER INFORMATION

The registration statement of which this prospectus is a part, any post-effective amendment to such registration statement, and the prospectus supplement or supplements relating to any series or issue of the Debt Securities, which are on file with the Commission, contain further information concerning such series or issue.

The President & CEO, JBIC, in his official capacity as such President & CEO, JBIC, thereunto duly authorized, has supplied the information set forth in this prospectus under the caption “The Japan Finance Corporation” and the information incorporated in this prospectus by reference relating to JFC, and such information is stated on his authority.

The Minister of Finance of Japan, in his official capacity as such Minister, thereunto duly authorized, has supplied the information set forth in this prospects under the caption “Japan” and the information incorporated in this prospectus by reference relating to Japan, and such information is stated on his authority.

REGISTERED AND HEAD OFFICE OF JFC

9-3, Ohtemachi 1-chome

Chiyoda-ku

Tokyo 100-0004

Japan

FISCAL AGENT, PRINCIPAL PAYING AGENT AND TRANSFER AGENT

The Bank of Tokyo-Mitsubishi UFJ, Ltd., London Branch

12-15 Finsbury Circus,

London EC2M 7BT

also acting through

Union Bank, N.A.

551 Madison Avenue, 11th Floor

New York, N.Y. 10022

LEGAL ADVISERS

To JFC and Japan Nagashima Ohno & Tsunematsu Kioicho Building 3-12, Kioicho Chiyoda-ku, Tokyo 102-0094 Japan	To the Underwriters Sullivan & Cromwell LLP Otemachi First Square 5-1, Otemachi 1-chome Chiyoda-ku, Tokyo 100-0004 Japan

$—

Japan Finance Corporation

—%

Guaranteed Bonds

Due —

Unconditionally and Irrevocably Guaranteed

as to Payment of Principal and Interest

by

Japan

PROSPECTUS SUPPLEMENT

Barclays Capital

BNP PARIBAS

Citi

—, 2010